EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER made as of the seventh day of December, 1999, among NBT BANCORP INC. ("NBTB"), a Delaware corporation having its principal office in Norwich, New York, LEVON ACQUISITION COMPANY ("Newco"), a Delaware corporation having its principal office in Norwich, New York, and PIONEER AMERICAN HOLDING COMPANY CORP. ("PAHC"), a Pennsylvania corporation having its principal office in Carbondale, Pennsylvania

                        W I T N E S S E T H    T H A T :

     WHEREAS, NBTB and PAHC are bank holding companies which desire to affiliate with each other through the merger of Newco with and into PAHC, with PAHC to be the surviving corporation (the "First Merger"), and the immediately subsequent merger of PAHC into NBTB, with NBTB to be the surviving corporation (the "Second Merger") (the First Merger and the Second Merger being referred to herein collectively as the "Merger");

     WHEREAS, the Board of Directors of PAHC has determined that it would be in the best interests of PAHC, its shareholders, its customers, and the areas served by PAHC to become affiliated with NBTB through the Merger;

     WHEREAS, subject to the terms and conditions hereof, the respective Boards of Directors of NBTB and PAHC have agreed to cause the Merger pursuant to the provisions of section 251 et seq. of the Delaware General Corporation Law (the "GCL") and section 1921 et seq. of the Pennsylvania Business Corporation Law (the "BCL");

     WHEREAS, the parties intend that the Merger qualify as one or more tax-free reorganizations under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method; and

     WHEREAS, the parties desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     NOW,  THEREFORE,   in  consideration  of  these  premises  and  the  mutual
agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

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1.   COMBINATION.

     1.1. First Merger. Subject to the provisions of this Agreement, on the date and at the time to be specified in the Certificate of Merger to be filed on the date of the Closing with the Secretary of State of the State of Delaware pursuant to the GCL and in the Articles of Merger to be filed on the date of the Closing with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the BCL (the "Effective Time"), Newco will be merged with and into PAHC.

     1.2.  Effect of First Merger.  At the Effective Time:

         (a) Newco and PAHC (the "First Merger Constituent Corporations") shall be merged into a single corporation, which shall be PAHC. PAHC is hereby designated as the surviving corporation in the First Merger and is hereinafter sometimes called the "First Merger Surviving Corporation."

         (b) The separate existence of Newco shall cease.

         (c) The First Merger Surviving Corporation shall have all the rights, privileges, immunities, and powers and shall assume and be subject to all the duties and liabilities of a corporation organized under the BCL.

         (d) The First Merger Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the First Merger Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions for shares and all other choses in action, and all and every other interest of and belonging to or due to each of the First Merger Constituent Corporations shall be taken and deemed to be transferred to and vested in the First Merger Surviving Corporation without further action, act or deed; and the title to any real estate, or any interest therein, vested in either of the First Merger Constituent Corporations shall not revert or be in any way impaired by reason of the First Merger.

         (e) The First Merger Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the First Merger Constituent Corporations; and any claim existing or action or proceeding pending by or against either of the First Merger Constituent Corporations may be prosecuted to judgment as if the First Merger had not taken place, or the First Merger Surviving Corporation may be proceeded against or substituted in its place. The First Merger Surviving Corporation expressly assumes and agrees to perform all of Newco's liabilities and obligations. Neither the rights of creditors nor any liens upon the property of either of the First Merger Constituent Corporations shall be impaired by the First Merger.

         (f) Any taxes, penalties, and public accounts of the State of Delaware, claimed against either of the First Merger Constituent Corporations but not settled, assessed, or determined prior to the First Merger shall be settled, assessed, or determined against the First Merger Surviving Corporation and, together with interest thereon, shall be a lien against the franchises and property,

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both real and personal, of the First Merger Surviving Corporation.

         (g) The Certificate of Incorporation of PAHC as it exists immediately prior to the Effective Time shall be the Certificate of Incorporation of the First Merger Surviving Corporation until later amended pursuant to Pennsylvania law.

         (h) The By-Laws of PAHC as they exist immediately prior to the Effective Time shall be the By-Laws of the First Merger Surviving Corporation until later amended pursuant to Pennsylvania law.

         (i) The authorized shares of capital stock of PAHC as of the Effective Time shall be 25,000,000 shares of Common Stock, $1.00 par value (the "PAHC Common Stock").

         (j) Subject to the terms, conditions, and limitations set forth herein, at the Effective Time and until surrendered for exchange and payment, each outstanding stock certificate which, prior to the Effective Time, represented shares of the common stock, $1.00 par value, of PAHC (the "PAHC Common Stock"), other than any shares of PAHC Common Stock held by NBTB (other than in a fiduciary, representative, or custodial capacity), which shall be canceled without any payment therefor, except for any dividends declared prior to the Effective Time but not yet paid as of the Effective Time, and other than shares of PAHC Common Stock held by PAHC, which shall be canceled without any payment therefor, shall, by virtue of this Agreement and without any action on the part of the holder or holders thereof, cease to represent an issued and existing share and shall be converted into a right to receive from NBTB, and shall for all purposes represent the right to receive, upon surrender of the certificate formerly representing such shares, a certificate representing the number of shares of NBTB Common Stock specified in section 1.5 of this Agreement; provided that, with respect to any matters relating to stock certificates representing PAHC Common Stock, NBTB may rely conclusively upon the record of stockholders maintained by PAHC containing the names and addresses of the holders of record of PAHC's Common Stock at the Effective Time.

         (k) All shares of capital stock of Newco outstanding at the Effective Time shall be converted into and exchanged for 100 shares of common stock of the First Merger Surviving Corporation, and any shares of capital stock of Newco held in the treasury of Newco shall be canceled.

     1.3. Second Merger. Subject to the provisions of this Agreement, on the date of the Effective Time, and at such time subsequent to the Effective Time on such date as shall be designated by NBTB, which date and time shall be specified in the Certificate of Merger to be filed on the date of the Closing with the Secretary of State of the State of Delaware pursuant to the GCL and in the Articles of Merger to be filed on the date of the Closing with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the BCL (the "Second Merger Effective Time"), PAHC will be merged with and into NBTB.

     1.4.  Effect of Second Merger.  At the Second Merger Effective Time:

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         (a) PAHC and NBTB (the "Second Merger Constituent  Corporations") shall be merged into a single corporation, which shall be NBTB. NBTB is hereby designated as the surviving corporation in the Second Merger and is hereinafter sometimes called the "Second Merger Surviving Corporation."

         (b) The separate existence of PAHC shall cease.

         (c) The Second Merger Surviving Corporation shall have all the rights, privileges, immunities, and powers and shall assume and be subject to all the duties and liabilities of a corporation organized under the GCL.

         (d) The Second Merger Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Second Merger Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions for shares and all other choses in action, and all and every other interest of and belonging to or due to each of the Second Merger Constituent Corporations shall be taken and deemed to be transferred to and vested in the Second Merger Surviving Corporation without further action, act or deed; and the title to any real estate, or any interest therein, vested in either of the Second Merger Constituent Corporations shall not revert or be in any way impaired by reason of the Second Merger.

         (e) The Second Merger Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Second Merger Constituent Corporations; and any claim existing or action or proceeding pending by or against either of the Second Merger Constituent Corporations may be prosecuted to judgment as if the Second Merger had not taken place, or the Second Merger Surviving Corporation may be proceeded against or substituted in its place. The Second Merger Surviving Corporation expressly assumes and agrees to perform all of PAHC's liabilities and obligations. Neither the rights of creditors nor any liens upon the property of either of the Second Merger Constituent Corporations shall be impaired by the Second Merger.

         (f) Any taxes, penalties, and public accounts of the Commonwealth of Pennsylvania, claimed against either of the Second Merger Constituent Corporations but not settled, assessed, or determined prior to the Second Merger shall be settled, assessed, or determined against the Second Merger Surviving Corporation and, together with interest thereon, shall be a lien against the franchises and property, both real and personal, of the Second Merger Surviving Corporation.

         (g) The Certificate of Incorporation of NBTB as it exists immediately prior to the Second Merger Effective Time shall be the Certificate of Incorporation of the Second Merger Surviving Corporation until later amended pursuant to Delaware law.

         (h) The By-Laws of NBTB as they exist immediately prior to the Second Merger Effective Time shall be the By-Laws of the Second Merger Surviving Corporation until later amended pursuant to Delaware law.

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         (i) The  authorized  shares of  capital  stock of NBTB as of the Second
Merger Effective Time shall be that number of shares of preferred stock as exist immediately prior to the Second Merger Effective Date, with a par value or no par value and, if applicable, a stated value as exist immediately prior to the Second Merger Effective Date, and that number of shares of common stock as exist immediately prior to the Second Merger Effective Date, with a par value or no par value and, if applicable, a stated value as exist immediately prior to the Second Merger Effective Date (the "NBTB Common Stock").

         (j) At the Second Merger Effective Time, all the shares of PAHC shall be canceled and only the shares of the Second Merger Surviving Corporation shall remain as validly issued shares of the Second Merger Surviving Corporation, fully paid and nonassessable.

     1.5. Consideration for First Merger. Subject to the terms, conditions, and limitations set forth herein (including the procedures specified in section 11.2(d)(ii) of this Agreement), as a result of the First Merger, each share of PAHC Common Stock other than shares of PAHC Common Stock held by NBTB (other than in a fiduciary, representative, or custodial capacity) or by PAHC shall be converted into the right to receive, in exchange for each share of PAHC Common Stock held of record as of the Effective Time, 1.805 shares of NBTB Common Stock (the "Exchange Ratio").

     1.6. No Fractional Shares. NBTB will not issue fractional shares of its stock. In lieu of fractional shares of NBTB Common Stock, if any, each shareholder of PAHC who is entitled to a fractional share of NBTB Common Stock shall receive an amount of cash equal to the product of such fraction times the average of the closing bid price and the closing asked price per share for NBTB Common Stock as reported on the Nasdaq National Market (or, in the absence thereof, as reported by or determined by reference to such other source upon which NBTB and PAHC shall agree) for each of the twenty consecutive trading days ending on and including the eighth trading day before the Effective Time (the "Average Closing Price"). Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

     1.7. Dividends; Interest. No shareholder of PAHC will be entitled to receive dividends on his, her or its NBTB Common Stock until he, she or it exchanges his, her or its certificates representing PAHC Common Stock for NBTB Common Stock. Any dividends declared on NBTB Common Stock to holders of record on or after the Effective Time shall, with respect to stock to be delivered pursuant to this Agreement to shareholders of PAHC who have not exchanged their certificates representing PAHC Common Stock for NBTB Common Stock, be paid to the Exchange Agent (as designated in section 1.8 of this Agreement) and, upon receipt from a former shareholder of PAHC of certificates representing shares of PAHC Common Stock, the Exchange Agent shall forward to such former shareholder of PAHC (i) certificates representing his, her or its shares of NBTB Common Stock, (ii) dividends declared thereon subsequent to the Effective Time (without interest) and (iii) the cash value of any fractional shares determined in accordance with section 1.6 hereof.

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     1.8.  Designation of Exchange Agent.

         (a) The parties to this Agreement hereby designate American Stock Transfer and Trust Company, New York, New York ("AST") as Exchange Agent to effect the exchanges contemplated hereby.

         (b) NBTB will, promptly after the Effective Time, issue and deliver to AST the share certificates representing shares of NBTB Common Stock (each a "New Certificate") and the cash to be paid to holders of PAHC Common Stock in accordance with this Agreement.

         (c) If any New Certificate is to be issued in a name other than that in which the certificate formerly representing PAHC Common Stock (an "Old Certificate") and surrendered for exchange was issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall pay to AST any transfer or other taxes required by reason of the issuance of the New Certificate in any name other than that of the registered holder of the Old Certificate surrendered, or establish to the satisfaction of AST that such tax has been paid or is not payable.

         (d) In the event that any Old Certificates have not been surrendered for exchange in accordance with this Agreement on or before the second anniversary of the Effective Time, NBTB may at any time thereafter, with or without notice to the holders of record of such Old Certificates, sell for the accounts of any or all of such holders any or all of the shares of NBTB Common Stock which such holders are entitled to receive under Section 1.5 hereof (the "Unclaimed Shares"). Any such sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as NBTB shall determine. If, in the opinion of counsel for NBTB, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the "Securities Act") and applicable state laws. NBTB shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of the Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by NBTB for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by NBTB.

         (e) If any Old Certificates are not surrendered prior to the date on which such certificates or the proceeds of the sale of the Unclaimed Shares, as the case may be, would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of NBTB (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither NBTB nor its agents or any other person shall be liable to any former holder of PAHC Common Stock for any property delivered to a public official pursuant to applicable

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abandoned property, escheat or similar laws.

     1.9. Notice of Exchange. Promptly after the Effective Time, AST shall mail to each holder of one or more certificates formerly representing PAHC Common Stock a notice specifying the Effective Time and notifying such holder to surrender his, her or its certificate or certificates to AST for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of PAHC.

     1.10.  Acts to Carry Out This Merger Plan.

         (a) PAHC and its proper officers and directors shall do all such acts and things as may be necessary or proper to vest, perfect, or confirm in NBTB title to such property or rights as are specified in sections 1.4(c) and 1.4(d) of this Agreement and otherwise to carry out the purposes of this Agreement.

         (b) If, at any time after the Effective Time, NBTB shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in NBTB its right, title, or interest in or under any of the rights, properties, or assets of PAHC acquired or to be acquired by NBTB as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, PAHC and its proper officers and directors shall be deemed to have granted to NBTB an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in NBTB and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of NBTB are fully authorized in the name of PAHC or otherwise to take any and all such action.

     1.11. Treatment of Stock Options. At the Effective Time, each stock option to purchase PAHC Common Stock not exercised prior to the Effective Time (each, a "Converted Option"), whether vested or unvested, shall automatically be converted into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under the terms of such Converted Option and any option plan under which such Converted Option was issued (or as near thereto as is practicable), a number of shares of NBTB Common Stock equal to (rounded down to the nearest whole number of shares) (a) the number of shares of PAHC Common Stock subject to such Converted Option as of the Effective Time multiplied by (b) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price under such Converted Option for all of the shares of PAHC Common Stock subject to such Converted Option at the Effective Time divided by (y) the number of shares of NBTB Common Stock subject to such Replacement Option. Notwithstanding the foregoing, in the case of each Converted Option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code, the terms of the Replacement Option into which such Converted Option is converted, including the option price, the number of shares of NBTB Common Stock purchasable pursuant to such option, and the terms and conditions of exercise of such option shall be determined so as to comply with section 424(a) of the Code. At or prior to the Effective Time, PAHC shall

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take all action,  if any,  necessary  with respect to any  Converted  Options or stock plans under which Converted Options have been issued to permit the replacement of the Converted Options with Replacement Options as contemplated by this section 1.11. At the Effective Time, NBTB shall assume such stock plans; provided, that such assumption shall only be in respect of the Replacement Options and that NBTB shall have no obligation with respect to any awards under such plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed plans.

     1.12. Stock Option Agreement. Simultaneously herewith, NBTB and PAHC shall execute and deliver the Stock Option Agreement in the form attached hereto as
Exhibit I. The option that is the subject of the Stock Option Agreement will terminate as of, and will not be exercisable following, the Effective Time.

     1.13.  Executive Officers and Directors of PAHC.

         (a) At the Effective Time, in consideration for and against delivery of a full and unconditional release granted in favor of NBTB, PAHC, and Pioneer American Bank, National Association ("PA Bank") by John W. Reuther ("Reuther") from any and all claims, actions, or liabilities which Reuther may have, may have had, or could have against NBTB, PAHC, or PA Bank (except entitlements granted to Reuther by this Agreement or the employment agreement described in section 4.8 hereof (the "Reuther Employment Agreement") or granted to Reuther by the Executive Retirement Plan of PA Bank adopted on October 25, 1988 or the Split Dollar Agreement/Key Executive Equity Program dated February 15, 1994, as restated April 16, 1999), and subject in every case to section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1828(k)), NBTB will tender to Reuther the Reuther Employment Agreement and the change-in- control agreement described in section 5.5 hereof.

         (b) At the Effective Time, in consideration for and against delivery of a full and unconditional release granted in favor of NBTB, PAHC, and PA Bank by Patricia A. Cobb ("Cobb") from any and all claims, actions, or liabilities which Cobb may have, may have had, or could have against NBTB, PAHC, or PA Bank (except entitlements granted to Cobb by this Agreement), and subject in every case to section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1828(k)), NBTB will tender to Cobb the change-in-control agreement described in section 5.5 hereof.

         (c) At the Effective Time, in consideration for and against delivery of a full and unconditional release granted in favor of NBTB, PAHC, and PA Bank by James E. Jackson ("Jackson") from any and all claims, actions, or liabilities which Jackson may have, may have had, or could have against NBTB, PAHC, or PA Bank (except entitlements granted to Jackson by this Agreement), and subject in every case to section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1828(k)), NBTB will tender to Jackson the change-in-control agreement described in section 5.5 hereof.

         (d) Subject to the fiduciary duties of its directors to NBTB, NBTB will cause Joseph

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G. Nasser ("Nasser"), Gene E. Goldenziel ("Goldenziel"),  and Richard Chojnowski
("Chojnowski") to be elected or appointed as directors of NBTB with terms commencing at the Effective Time, with Nasser to serve as a director of the class whose term expires in 2000, Goldenziel to serve as a director of the class whose term expires in 2001, and Chojnowski to serve as a director of the class whose term expires in 2002.

         (e) If the Merger has occurred prior to the date of mailing of the proxy materials to NBTB stockholders in connection with the 2000 annual meeting of the stockholders of NBTB, NBTB will propose to its stockholders in those proxy materials that Nasser be reelected to the board of directors of NBTB as a member of the class whose term shall expire in 2003.

     1.14.  Employee Benefits.

         (a) If any employee of PAHC or of PA Bank becomes a participant in any employment benefit plan, practice, or policy of NBTB or NBT Bank, National Association ("NBT Bank"), such employee shall be given credit under such plan, practice, or policy for all service prior to the Effective Time with PAHC or PA Bank for purposes of eligibility and vesting, but not for benefit accrual purposes, for which such service is taken into account or recognized, and, if necessary, NBTB shall cause any and all pre-existing condition limitations and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents (except to the extent such pre-existing condition limitations are no more onerous than similar limitations, or such waiting periods do not extend any waiting period, applicable to such employee under the plans of PAHC or PA Bank), provided that there be no duplication of such benefits as are provided under any employee benefit plans, practices, or policies of PAHC or PA Bank that continue in effect following the Effective Time.

         (b) Each employee of PAHC or PA Bank (except Reuther, Cobb, and Jackson) who becomes an employee of NBTB or any of its subsidiaries or who, following the Effective Time, remains an employee of PA Bank and is terminated by NBTB or any of its subsidiaries (including PA Bank) subsequent to the Effective Time shall be entitled to severance pay, if any, in accordance with the general severance policy of NBTB. Such employee's service with PAHC or PA Bank shall be treated as service with NBTB for purposes of determining the amount of severance pay, if any, under the severance policy of NBTB.

     1.15. Voting Agreements. Simultaneously herewith, each shareholder of PAHC who is listed on Schedule 1.15 attached hereto shall each enter into an agreement with NBTB, substantially in form and substance as that set forth as
Exhibit II attached hereto, in which he or she agrees to vote all shares of PAHC Common Stock which may be voted, or whose vote may be directed, by him or her, in favor of the transactions contemplated by this Agreement at the meeting of shareholders at which such transactions shall be considered.

     1.16. Optional Bank Merger Transaction. NBTB in its sole and absolute discretion may elect to cause a merger of PA Bank to be consummated in accordance with the following terms and conditions:

         (a) At any time following the date of this Agreement, and until and including February 5, 2000, NBTB shall be entitled to give notice to PAHC that NBTB wishes on the date of the Effective Time, and at such time subsequent to the Effective Time on such date as shall be designated by NBTB, to consummate the merger of PA Bank with and into LA Bank, National Association ("LA Bank"), or the merger of LA Bank into PA Bank, as the case may be specified in such notice (in either case, the "Bank Merger"). The day on which NBTB gives any such notice is referred to herein as the "Bank Merger Notice Date."

         (b) Following the Bank Merger Notice Date, NBTB shall use commercially reasonable efforts to cause LA Bank to promptly enter into, and PAHC shall cause PA Bank to promptly enter into, an agreement of merger substantially in form and substance as that set forth as Exhibit III attached hereto.

         (c) Following the Bank Merger Notice Date and at the request of NBTB, PAHC shall cause PA Bank to promptly become a party to this Agreement and to join in such representations, warranties, covenants, and agreements to or with NBTB as PAHC has, with respect to PA Bank, made to or with NBTB in this Agreement.

         (d) Following the Bank Merger Notice Date, NBTB shall use commercially reasonable efforts to cause LA Bank to promptly seek to obtain the approval of the Office of the Comptroller of the Currency (the "OCC") and such other approvals, if any, as LA Bank may require for the consummation of the Bank Merger, and PAHC shall cause PA Bank to promptly seek to obtain such approvals, if any, as PA Bank may require for the consummation of the Bank Merger.

         (e) Anything in this Agreement to the contrary notwithstanding, the Bank Merger shall not occur unless, at the time of the Bank Merger, LA Bank is a direct or indirect subsidiary of NBTB.

2.   EFFECTIVE TIME.

     The Effective Time shall be the date and time specified in the articles of merger to be filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to section 1927 of the BCL to effectuate the First Merger, the date of which shall be the latest of:

     2.1. PAHC Shareholder Approval. The day upon which the shareholders of PAHC approve, ratify, and confirm the Merger by the affirmative vote of the holders of at least 70 percent of the votes which all shareholders of PAHC are entitled to cast thereon;

     2.2. NBTB Shareholder Approval. The day upon which the shareholders of NBTB approve the issuance of NBTB Common Stock pursuant to this Agreement and ratify this Agreement;

     2.3. Federal Reserve Approval. The first to occur of (a) the date thirty days following the date of the order of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York acting pursuant to authority delegated to it by the Board of Governors of the Federal

Reserve System (collectively, the "Board of Governors") approving the Merger, or
(b) if, pursuant to section 321(a) of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), the Board of Governors shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse, or (c) the date ten days following the date on which the Board of Governors indicates its waiver of jurisdiction over the Merger; or

     2.4. OCC Approval. If the Bank Merger Notice Date shall have timely occurred, the first to occur of (a) the date thirty days following the date of the order of the OCC approving the Bank Merger, or (b) if, pursuant to section 321(b) of the Riegle Act, the OCC shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or

     2.5. Pennsylvania Department of Banking Approval. The date ten days following the date of the order of the Department of Banking of the Commonwealth of Pennsylvania (the "Department") approving the transactions contemplated by this Agreement;

     2.6. Other Regulatory Approvals. The date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by this Agreement is obtained or any waiting period mandated by such order, approval, or consent has run;

     2.7. Expiration of Stays. Ten days after any stay of the approvals of any of the Board of Governors or the Department of the transactions contemplated by this Agreement or any injunction against closing of said transactions is lifted, discharged, or dismissed; or

     2.8. Mutual Agreement. Such other date as shall be mutually agreed to by NBTB and PAHC.

3.   CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF THE PARTIES.

     The obligations of NBTB and PAHC to consummate the Merger shall be subject to the conditions that on or before the Effective Time:

     3.1. Regulatory Approvals. Orders, consents, and approvals required to consummate the Merger and, if the Bank Merger Notice Date shall have timely occurred, the Bank Merger shall have been entered by the requisite governmental authorities, and all statutory waiting periods in respect thereof shall have expired.

     3.2.  Registration Statement.

         (a) Effectiveness. The registration statement to be filed by NBTB with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act in connection with the registration of the shares of NBTB Common Stock to be used as consideration in connection with the Merger (the "Registration Statement") shall have become effective under the Securities Act, and NBTB shall have received all required state securities laws or "blue sky" permits and other required authorizations or confirmations of the availability of exemptions from registration requirements necessary to issue NBTB Common Stock in the Merger.

         (b) Absence of Stop-Order. Neither the Registration Statement nor any such required permit, authorization, or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority.

     3.3. Approval by Shareholders of PAHC. The shareholders of PAHC shall have authorized, ratified, and confirmed the Merger by the affirmative vote of the holders of at least 70 percent of the votes which all shareholders of PAHC are entitled to cast thereon.

     3.4. Approval by Shareholders of NBTB.

         (a) The shareholders of NBTB shall have approved the issuance of NBTB Common Stock pursuant to this Agreement and ratified this Agreement.

         (b) The shareholders of NBTB shall have approved a proposed amendment to NBTB's Certificate of Incorporation to increase the number of authorized shares of NBTB common stock from fifteen million to thirty million (the "Share Increase Amendment").

     3.5. Federal Income Taxation. NBTB and PAHC shall have received a written opinion of Blank Rome Comisky & McCauley LLP, or of Duane, Morris & Heckscher LLP, or of another firm mutually agreeable to NBTB and PAHC, applying existing law, that the Merger shall qualify as one or more reorganizations under section 368(a)(1) of the Code and the regulations and rulings promulgated thereunder. In rendering such opinion, the firm rendering the opinion may require and rely upon representations contained in certificates of officers of NBTB, PAHC, and others.

     3.6. Adverse Legislation. Subsequent to the date of this Agreement, no legislation shall have been enacted and no regulation or other governmental requirement shall have been adopted or imposed that renders or will render consummation of the Merger impossible or illegal.

     3.7. Absence of Litigation. No action, suit, or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin, or prohibit the Merger, or which would reasonably be expected to restrict materially the operation of the business of NBTB, that of PAHC, or that of PA Bank or the exercise of any rights with respect thereto or to subject either of the parties hereto or any of their subsidiaries, directors, or officers to any liability, fine, forfeiture, divestiture, or penalty on the ground that the transactions contemplated hereby, the parties hereto, or their subsidiaries, directors, or officers have breached or will breach any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit, or proceeding raises substantial questions of law or fact which could reasonably be decided materially adversely to either party hereto or its subsidiaries, directors, or officers.

4. CONDITIONS PRECEDENT TO PERFORMANCE OF THE OBLIGATIONS OF NBTB.

     The obligations of NBTB hereunder are subject to the satisfaction, on or prior to the Effective Time, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by NBTB in writing unless not so permitted by law:

     4.1. Representations and Warranties; Performance of Obligations. All representations and warranties of PAHC contained in this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of PAHC contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by PAHC on or prior to the Effective Time shall have been so performed or met. On the date of the Effective Time, the president and chief executive officer and the chief financial officer of PAHC shall deliver to NBTB a certificate to that effect. The delivery of such certificates shall in no way diminish the warranties, representations, covenants, and obligations of PAHC made in this Agreement.

     4.2. Opinion of PAHC Counsel. NBTB shall have received (a) a favorable opinion from Blank Rome Comisky & McCauley LLP, dated the date of the Effective Time, substantially in form and substance as that set forth as Exhibit IV(a) attached hereto, and (b) a favorable opinion from Patricia A. Cobb, Esq., Senior Executive Vice President/In-House Counsel of PAHC, dated the date of the Effective Time, substantially in form and substance as that set forth in Exhibit IV(b) attached hereto.

     4.3. Opinion of PAHC Litigation Counsel. NBTB shall have received a favorable opinion from legal counsel handling litigation matters for PAHC and PA Bank, dated the date of the Effective Time, substantially in form and substance as that set forth as Exhibit V attached hereto.

     4.4.  No Adverse Developments.

          (a) During the period from  September 30, 1999 to the Effective  Time,
(i) there shall not have been any material adverse effect as defined in section 12.7(d) (a "Material Adverse Effect") with respect to PAHC; and (ii) none of the events described in clauses (a) through (f) of section 6.16 of this Agreement shall have occurred, and each of the practices and conditions described in clauses (x) through (z) of that section shall have been maintained.

          (b) As of the Effective Time, the capital structure of PAHC and the capital structure of PA Bank shall be as stated in section 6.9.

          (c) As of the Effective Time, other than liabilities incurred in the ordinary course of business subsequent to September 30, 1999, there shall be no liabilities of PAHC or PA Bank which are material to PAHC on a consolidated basis which were not reflected on the consolidated statement of condition of PAHC as of September 30, 1999 or in the related notes to the consolidated statement of condition of PAHC as of September 30, 1999.

         (d) No adverse action shall have been instituted or threatened against PAHC or any of its subsidiaries by any governmental authority, or referred by a governmental authority to another governmental authority, for the enforcement or assessment of penalties for the violation of any laws of regulations relating to equal credit opportunity, fair housing, or fair lending.

         (e) NBTB shall have received a certificate dated the date of the Effective Time, signed by the president and the chief financial officer of PAHC, certifying to the matters set forth in paragraphs (a), (b), (c), and (d) of this section 4.4. The delivery of such officers' certificate shall in no way diminish the warranties and representations of PAHC made in this Agreement.

     4.5. Consolidated Net Worth. On and as of the Effective Time, the consolidated net worth of PAHC as determined in accordance with generally accepted accounting principles but without regard to the change in unrealized gains and losses on securities (net of reclassification adjustment and tax effects) between September 30, 1999 and the Effective Time, shall not be less than the sum of (a) $31,906,000, (b) the proceeds to PAHC of the sale of treasury stock since September 30, 1999, and (c) the proceeds to PAHC of the exercise of stock options to purchase shares of PAHC Common Stock since September 30, 1999.

     4.6. Loan Loss Reserve. On and as of the Effective Time, the aggregate reserve for loan losses of PA Bank as determined in accordance with generally accepted accounting principles shall not be less than $3,000,000.

     4.7. CRA Rating. The CRA rating of PA Bank shall be no lower than "satisfactory."

     4.8. Employment Agreement. Reuther shall have entered into an employment agreement with NBTB substantially in form and substance as that set forth as
Exhibit VI attached hereto.

     4.9. Releases. The releases described in sections 1.13(a), (b), and (c) shall have been delivered to NBTB.

     4.10. Accounting Treatment. NBTB shall have received letters (the "Pooling Letters") from KPMG LLP ("KPMG"), in its capacity as the independent auditing firm of NBTB, dated the date of or shortly prior to each of the mailing date of the proxy materials to the shareholders of PAHC, and the date of the Effective Time, stating the opinion of KPMG that the Merger shall qualify for pooling-of-interest accounting treatment.

     4.11. Affiliates' Agreements. NBTB shall have received a written agreement substantially in form and substance as that set forth as Exhibit VII attached hereto (an "Affiliates Agreement"):

         (a) on or before the date of this Agreement, from each person who, on the date of this

Agreement, is an "affiliate" of PAHC (as that term is used in section 7.6 of this Agreement), and

         (b) not later than ten days after any other person becomes an "affiliate" of PAHC (as that term is used in section 7.6 of this Agreement), from such person.

     4.12. Fairness Opinion. NBTB shall have received a letter from McConnell, Budd & Downes, Inc. ("MB&D"), dated the date of or shortly prior to the mailing date of the proxy materials to the shareholders of NBTB, stating the opinion of MB&D that the Exchange Ratio is fair, from a financial point of view, to the shareholders of NBTB.

5. CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF PAHC.

     The obligations of PAHC hereunder are subject to the satisfaction, on or prior to the Effective Time, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by PAHC in writing unless not so permitted by law:

     5.1. Representations and Warranties; Performance of Obligations. All representations and warranties of NBTB contained in this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of NBTB contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by NBTB on or prior to the Effective Time shall have been so performed or met. On the date of the Effective Time, either the president or an executive vice president of NBTB shall deliver to PAHC a certifi cate to that effect. The delivery of such officer's certificate shall in no way diminish the warranties, representations, covenants, and obligations of NBTB made in this Agreement.

     5.2. Opinion of NBTB Counsel. PAHC shall have received a favorable opinion of Duane, Morris & Heckscher LLP, dated the date of the Effective Time, substantially in form and substance as that set forth as Exhibit VIII attached hereto.

     5.3. No Adverse Developments. During the period from September 30, 1999 to the Effective Time, there shall not have been any Material Adverse Effect with respect to NBTB, and PAHC shall have received a certificate dated the date of the Effective Time signed by either the President or an Executive Vice President of NBTB to the foregoing effect. The delivery of such officer's certificate shall in no way diminish the warranties and representations of NBTB made in this Agreement.

     5.4. Status of NBTB Common Stock. The shares of NBTB Common Stock to be issued to the shareholders of PAHC upon consummation of the Merger shall have been authorized for inclusion on the Nasdaq National Market (or another national securities exchange) subject to official notice of issuance.

     5.5. Change-in-Control Agreements. NBTB shall have tendered to each of Reuther, Cobb, and Jackson a change-in-control agreement substantially in form and substance as that set forth as Exhibit IX attached hereto.

     5.6. Board of Directors. Subject to the fiduciary duties of its directors to NBTB, NBTB shall have taken all necessary action to comply with its obligations under section 1.13(d) of this Agreement.

     5.7. Fairness Opinion. PAHC shall have received a letter from Danielson Associates Inc. ("Danielson"), dated the date of or shortly prior to the mailing date of the proxy materials to the shareholders of PAHC, stating the opinion of Danielson that the Exchange Ratio is fair, from a financial point of view, to the shareholders of PAHC.

     5.8. Accounting Treatment. NBTB shall have received the Pooling Letters, provided, however, that if NBTB shall not have received the Pooling Letters as a result of the action of PAHC or one or more of its affiliates, directors, officers, or shareholders, then PAHC shall be deemed to have duly waived the condition set forth in this section 5.8.

6.   REPRESENTATIONS AND WARRANTIES OF PAHC.

     PAHC represents and warrants to NBTB as follows:

     6.1. Organization, Powers, and Qualification. Each of PAHC and PA Bank is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of PAHC and PA Bank owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not have a Material Adverse Effect on PAHC or PA Bank. Each of PAHC and PA Bank is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed could result in a Material Adverse Effect on PAHC or PA Bank.

     6.2. Execution and Performance of Agreement. Subject to the approval of this Agreement by the affirmative vote of the holders of at least 70 percent of the votes which all shareholders of PAHC are entitled to cast thereon, PAHC has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

     6.3.  Absence of Violations.

         (a) Neither PAHC nor PA Bank is (i) in violation of its respective charter documents or bylaws, (ii) in violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body, or (iii) in violation of or in default with respect to any order, writ, injunction, or decree of any court, or any order, license, regulation, or demand of any governmental agency, except, in the case of (ii) or (iii), for such violations or defaults which in the aggregate could not reasonably be expected to have a Material Adverse Effect on PAHC or PA Bank; and neither PAHC nor PA Bank has received any claim or notice of violation with respect thereto;

         (b) neither PAHC nor PA Bank nor any member of the management of either of them is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Board of Governors, the Federal Reserve Bank of Philadelphia, the OCC, the Federal Deposit Insurance Corporation (the "FDIC"), the SEC, the Department, any other banking or securities authority of the United States or the Commonwealth of Pennsylvania, or any other regulatory agency that relates to the conduct of the business of PAHC or PA Bank or any of their subsidiaries or their assets; and except as previously disclosed to NBTB in writing, no such agreement, memorandum, order, condition, or decree is pending or threatened;

         (c) PA Bank has established policies and procedures to provide reasonable assurance of compliance in a safe and sound manner with the federal banking, credit, housing, consumer protection, and civil rights laws and the regulations adopted under each of those laws, so that transactions be executed and assets be maintained in accordance with such laws and regulations; and the policies and practices of PA Bank with respect to all such laws and regulations reasonably limit noncompliance and detect and report noncompliance to its management; and

         (d) PA Bank has established a CRA policy which provides for goals and objectives consistent with CRA and for procedures whereby all significant CRA-related activity is documented; and PA Bank has officially designated a CRA officer who reports directly to the board of directors and is responsible for the CRA program of PA Bank.

     6.4. Compliance with Agreements. Neither PAHC nor PA Bank is in violation of any term of any security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate, except for such violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect on PAHC or PA Bank.

     6.5. Binding Obligations. Subject to the approval of its shareholders, this Agreement consti tutes valid, legal, and binding obligations of PAHC, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of PAHC.

     6.6.  Absence of Default; Due Authorization.

         (a) None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of PAHC or PA Bank or any subsidiary of either of them. Such execution, consummation, and fulfillment will not (i) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a violation, conflict, or default under, or, except as set forth on Schedule 6.6 hereof, give rise to any right of termination, cancel lation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any property or assets of PAHC or PA Bank or any subsidiary of either of them pursuant to any agreement or instrument under which PAHC or PA Bank or any such subsidiary is obligated or by which any of its properties or assets may be bound, including without limitation any lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement, or other commitment or arrangement of PAHC or PA Bank or any subsidiary of either of them in respect of which it is an obligor, except for such conflicts, breaches, violations, defaults, rights of termination, cancellation, or acceleration, or results which in the aggregate could not reasonably be expected to have a Material Adverse Effect on PAHC or PA Bank; (ii) if the Merger is approved by the Board of Governors under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), or if the Board of Governors waives its jurisdiction over the Holding Company Merger, and if the Bank Merger is approved by the OCC, and if the transactions contemplated by this Agreement are approved by the Department, violate any law, statute, rule, or regulation of any government or agency to which PAHC or PA Bank or any subsidiary of either of them is subject and which is material to its operations; or (iii) violate any judgment, order, writ, injunction, decree, or ruling to which PAHC or PA Bank or any subsidiary of either of them or any of the properties or assets of either of them is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of the transactions contemplated by this Agreement by, notices to, or filings with by the Board of Governors, the OCC, the Securities and Exchange Commission (the "SEC"), state securities commissions, the Department, the Secretary of State of the State of Delaware, and the Secretary of State of the Commonwealth of Pennsylvania.

         (b) Except for approval of this Agreement by the affirmative vote of the holders of at least 70 percent of the votes which all shareholders of PAHC are entitled to cast thereon, and except for approval of the Bank Merger by the board of directors and shareholders of PA Bank, no other corporate proceedings on the part of PAHC are necessary to approve or authorize this Agreement, the Merger, the Stock Option Agreement, the issuance of the stock options contemplated by the Stock Option Agreement, the subsequent exercise of the stock options thereby issued, the Bank Merger, or the other transactions contemplated by this Agreement and the Stock Option Agreement or the carrying out of the transactions contemplated hereby or thereby.

         (c) The Board of Directors of PAHC has taken all necessary action under the articles of incorporation of PAHC to approve unconditionally and irrevocably the right of NBTB and any transferee of NBTB and the right of any "person" that includes either NBTB or any such transferee (i) to cast more than 10 percent of the total votes entitled to be cast by all holders of the voting securities of PAHC at any meeting, and (ii) to have "holdings" (as defined in the articles of incorporation of PAHC) that exceed 10 percent of the voting securities of PAHC, whether such votes or holdings are acquired by NBTB in the First Merger, by the issuance of the stock options contemplated by the Stock Option Agreement, by the subsequent exercise of the stock options issued thereby, or otherwise.

         (d) The Board of Directors of PAHC has taken all necessary action so that the provisions of sections 2561 et seq. of the BCL (and any applicable provisions of the takeover laws of any other state) and any comparable provisions of PAHC's articles of incorporation do not and will not apply to this Agreement, the First Merger, the Second Merger, the Stock Option Agreement, or the transactions contemplated hereby.

         (e) PAHC has not adopted any shareholder rights plan, "poison pill" or similar plan, or any other plan which could result in the grant of any rights to any person, or which could enable or require any rights to be exercised, distributed or triggered, in the event of the execution, delivery, or announcement of this Agreement or the Stock Option Agreement, or in the event of the consummation of the Merger or the Bank Merger or any of the transactions contemplated by this Agreement or the Stock Option Agreement.

     6.7.  Compliance with BHC Act; Certain Banking Regulatory Matters.

         (a) PAHC is duly registered as a bank holding company under the BHC Act. All of the activities and investments of PAHC conform to the requirements applicable generally to bank holding companies under the BHC Act and the regulations of the Board of Governors adopted thereunder.

         (b) No corporation or other entity, other than PAHC, is registered or is required to be registered as a bank holding company under the BHC Act by virtue of its control over PA Bank or over any company that directly or indirectly has control over PA Bank.

         (c) Each of the activities engaged in by PAHC and its direct and indirect subsidiaries has been determined by regulation of the Board of Governors to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         (d) The capital ratios of each of PAHC and PA Bank comply fully with all terms of all currently outstanding supervisory and regulatory requirements and with the conditions of all regulatory orders and decrees.

     6.8.  Subsidiaries.

         (a) Other than PA Bank, which is a direct, wholly-owned subsidiary of PAHC, PAHC does not have any direct or indirect subsidiaries and does not directly or indirectly own, control, or hold with the power to vote any shares of the capital stock of any company (except shares held by PA Bank for the account of others in a fiduciary or custodial capacity in the ordinary course of its business and shares of the Federal Reserve Bank of Philadelphia and the Federal Home Loan Bank of Pittsburgh). There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of PA Bank, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of PA Bank. There are no other direct or indirect subsidiaries of PAHC which are required to be consolidated or accounted for on the equity method in the consolidated financial statements of PAHC or the financial statements of PA Bank prepared in accordance with generally accepted accounting principles.

         (b) Except as specified in the previous subsection, neither PAHC nor PA Bank has a direct or indirect equity or ownership interest which represents 5 percent or more of the aggregate equity or ownership interest of any entity (including, without limitation, corporations, partnerships, and joint ventures).

     6.9.  Capital Structure.

         (a) The authorized capital stock of PAHC consists of 1,000,000 shares of PAHC Preferred Stock, $10.00 par value, none of which have been issued as of the date of this Agreement, and 25,000,000 shares of PAHC Common Stock, of which, as of the date of this Agreement, 2,864,307 shares have been duly issued and are validly outstanding, fully paid, and nonassessable, and held by approximately 1,460 shareholders of record, and an additional 71,600 shares are held in the treasury of PAHC. The aforementioned shares of PAHC Common Stock are the only voting securities of PAHC authorized, issued, or outstanding as of such date; and except as set forth on Schedule 6.9 hereof, there are no outstanding subscriptions, options, warrants, convertible securi ties, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of PAHC, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of PAHC. None of the PAHC Common Stock is subject to any restrictions upon the transfer thereof under the terms of the articles of incorporation or bylaws of PAHC.

         (b) Schedule 6.9 hereof lists all options to purchase PAHC securities currently outstanding and, for each such option, the date of issuance, date of exercisability, exercise price, type of security for which exercisable, and date of expiration. Schedule 6.9 hereof further lists all shares of PAHC Common Stock reserved for issuance pursuant to stock option plans, agreements, or arrangements but not yet issued and all options upon shares of PAHC Common Stock designated or made available for grant but not yet granted.

         (c) The authorized capital stock of PA Bank consists of 325,000 shares of common stock, $10.00 par value (the "PA Bank Common Stock"), of which, as of the date of this Agreement, 267,748 shares have been duly issued and are validly outstanding, fully paid, and nonassessable, and all of which are held of record and beneficially by PAHC directly, free and clear of any adverse claims. The aforementioned shares of PA Bank Common Stock are the only voting securities of PA Bank authorized, issued, or outstanding as of such date. None of the PA Bank

Common Stock is subject to any restrictions upon the transfer thereof under the terms of the corporate charter or bylaws of PA Bank or under the terms of any agreement to which PA Bank is a party or under which it is bound.

         (d) None of the shares of PAHC Common Stock or PA Bank Common Stock has been issued in violation of the preemptive rights of any shareholder.

         (e) As of the date hereof, to the best of the knowledge of PAHC, and except for this Agreement, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of either PAHC or PA Bank to vote or to dispose of his, her or its shares of capital stock of that entity.

     6.10. Articles of Incorporation, Bylaws, and Minute Books. The copies of the articles of incorporation or association and all amendments thereto and of the bylaws, as amended, of PAHC and PA Bank that have been provided to NBTB are true, correct, and complete copies thereof. The minute books of PAHC and PA Bank that have been made available to NBTB contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the shareholders of PAHC and PA Bank since their respective inceptions. These minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the shareholders and boards of directors of PAHC and PA Bank and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of shareholders of PAHC or PA Bank.

     6.11. Books and Records. The books and records of each of PAHC and PA Bank fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable accounting and legal requirements. Each of PAHC and PA Bank follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements.

     6.12. Regulatory Approvals and Filings, Contracts, Commitments, etc. PAHC has made available to NBTB:

         (a) All regulatory approvals received since January 1, 1992, of PAHC and PA Bank relating to all bank and nonbank acquisitions or the establishment of de novo operations;

         (b) All employment contracts, election contracts, retention contracts, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consul tation after retirement, incentive, insurance arrangements or plans (including medical, disability, group life or other insurance plans), and any other remuneration or fringe benefit arrangements applicable to employees, officers, or directors of PAHC or PA Bank, accompanied by any agreements, including trust agreements, embodying such contracts, plans, or arrangements, and all employee manuals and memoranda relating to employment and benefit policies and practices of any nature whatsoever (whether or not distributed to employees or any of them), and any actuarial reports and audits relating to such plans;

         (c) All material contracts, agreements, leases, mortgages, and commitments to which PAHC or PA Bank is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

         (d) All contracts, agreements, leases, mortgages, and commitments, whether or not material, to which PAHC or PA Bank is a party or may be bound and which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation or performance of any of the transactions contemplated thereby or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

         (e) All deeds, leases, contracts, agreements, mortgages, and commitments, whether or not material, to which PAHC or PA Bank is a party or may be bound and which relate to land, buildings, fixtures, or other real property upon or within which PAHC or PA Bank operates its businesses or is authorized to operate its businesses, or with respect to which PAHC or PA Bank has any application pending for authorization to operate its businesses;

         (f) Any pending application, including any documents or materials related thereto, which has been filed by PAHC or PA Bank with any federal or state regulatory agency with respect to the establishment of a new office or the acquisition or establishment of any additional banking or nonbanking subsidiary; and

         (g) All federal, state, and local tax returns, including any amended returns, filed by PAHC or PA Bank for the years 1995 through 1998, a copy of the calculation of the 1999 tax provision made by PAHC for the year 1999 as recorded on its books and records, and a copy of all substantive correspondence or other documents with respect to any examination that has not yet been resolved, a copy of the most recent examination from each state or local tax agency if any, for each of PAHC and PA Bank, and a copy of all substantive correspondence or other documents with respect to any examination that has not yet been resolved, and all tax rulings, closing agreements, settlement agreements, or similar documents with respect to PAHC or PA Bank received from or entered into with the Internal Revenue Service (the "IRS") or any other taxing authority since January 1, 1989 or that would have continuing effect after the Effective Time.

     6.13.  Financial  Statements.  PAHC has furnished to NBTB its  consolidated audited statement of condition as of each of December 31, 1996, December 31, 1997, and December 31, 1998, and its related audited consolidated statement of income, consolidated statement of cash flows, and consolidated statement of changes in stockholders' equity for each of the periods then ended, and the notes thereto, and its consolidated unaudited statement of condition as of September 30, 1999 and its related unaudited consolidated statement of income, consolidated statement of cash flows, and consolidated statement of changes in stockholders' equity for the period then ended, and the notes thereto, each as filed with the SEC (collectively, the "PAHC Financial Statements"). All of the PAHC Financial Statements, including the related notes, (a) except as indicated in the notes thereto, were prepared in accordance with generally accepted accounting principles consistently applied in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), (b) are in accordance with the books and records of PAHC and PA Bank, (c) fairly reflect the consolidated financial position of PAHC as of such dates, and the consolidated results of operations of PAHC for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (d) reflect, in accordance with generally accepted accounting principles consistently applied in all material respects, adequate provision for, or reserves against, the consolidated loan losses of PAHC as of such dates.

     6.14.  Call Reports; Bank Holding Company Reports.

         (a) PA Bank has made available to NBTB its FFIEC Consolidated Reports of Condition and Income ("Call Reports") for the calendar quarter dated March 31, 1996 and each calendar quarter thereafter. All of such Call Reports, including the related schedules and memorandum items, were prepared in accordance with generally accepted accounting principles consistently applied in all material respects or, to the extent different from generally accepted accounting principles, accounting principles mandated by the applicable instructions to such Call Reports.

         (b) No adjustments are required to be made to the equity capital account of PA Bank as reported on any of the Call Reports referred to in Subsection 6.14(a) hereof, in any material amount, in order to conform such equity capital account to equity capital as would be determined in accordance with generally accepted accounting principles as of such date.

         (c) PAHC has furnished to NBTB its annual report on Form FR Y-6 as filed with the Board of Governors as of December 31, 1998 and all amendments and periodic and current reports filed with the Board of Governors under the BHC Act subsequent to December 31, 1998.

     6.15. Absence of Undisclosed Liabilities. At September 30, 1999, neither PAHC nor PA Bank had any obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material, to PAHC, except (a) as disclosed in the PAHC Financial Statements, or (b) as set forth on Schedule 6.15 hereof, or (c) for unfunded loan commitments made by PAHC or PA Bank in the ordinary course of their business consistent with past practice. The amounts set up as current liabilities for taxes in the PAHC Financial Statements are sufficient for the payment of all federal, state, local and foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise tax and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not ("Tax" or

"Taxes") accrued in accordance with generally accepted accounting principles and unpaid at September 30, 1999. Since September 30, 1999, neither PAHC nor PA Bank has incurred or paid any obligation or liability that would be material (on a consolidated basis) to PAHC, except (x) for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices, or (y) as set forth on Schedule 6.15 hereof, or
(z) as expressly contemplated herein.

     6.16. Absence of Certain Developments. Since September 30, 1999, except as set forth on Schedule 6.16 hereof, there has been (a) no Material Adverse Effect with respect to PAHC and PA Bank, (b) no material deterioration in the quality of the consolidated loan portfolio of PAHC, and no material increase in the consolidated level of nonperforming assets or non-accrual loans at PAHC or in the level of its consolidated provision for credit losses or its consolidated reserve for credit losses; (c) no declaration, setting aside, or payment by PAHC or PA Bank of any regular dividend, special dividend, or other distribution with respect to any class of capital stock of PAHC or PA Bank, other than, subject to the dividend-coordination provisions of section 7.9 of this Agreement, customary cash dividends paid by PAHC whose amounts have not exceeded $0.20 per share per calendar quarter and the intervals between which dividends have not been more frequent than past practice, and other than customary cash dividends paid by PA Bank whose amounts have not exceeded past practice and the intervals between which dividends have not been more frequent than past practice; (d) no repurchase by PAHC of any of its capital stock; (e) no material loss, destruction, or damage to any material property of PAHC or PA Bank, which loss, destruction, or damage is not covered by insurance; and (f) no material acquisition or disposition of any asset, nor any material contract outside the ordinary course of business entered into by PAHC or PA Bank nor any substantial amendment or termination of any material contract outside the ordinary course of business to which PAHC or PA Bank is a party, nor any other transaction by PAHC or PA Bank involving an amount in excess of $50,000 other than for fair value in the ordinary course of its business. Since September 30, 1999, except as set forth on Schedule 6.16 hereof, (x) each of PAHC and PA Bank has conducted its business only in the ordinary course of such business and consistent with past practice; (y) PAHC, on a consolidated basis, has maintained the quality of its loan portfolio and that of each of its major components at approximately the same level as existed at September 30, 1999; and (z) PAHC, on a consolidated basis, has administered its investment portfolio pursuant to essentially the same policies and procedures as existed during 1997 and 1998 and the first nine months of 1999, and has taken no action to lengthen the average maturity of the investment portfolio, or of any significant category thereof, to any material extent.

     6.17. Reserve for Credit Losses. The most recent of the PAHC Financial Statements reflect a consolidated reserve for credit losses that is adequate in accordance with generally accepted accounting principles to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of PAHC, in view of the size and character of such portfolios, current economic conditions, and other pertinent factors. Management reevaluates the adequacy of such reserve quarterly based on portfolio performance, current economic conditions, and other factors.

     6.18.  Tax Matters.

         (a) Except as set forth on Schedule 6.18 hereof, all Tax returns and reports required to be filed by or on behalf of PAHC or PA Bank have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, or requests for extensions have been timely filed, granted, and have not expired for periods ending on or before December 31, 1998, and all returns filed are complete and accurate and properly reflect its Taxes for the periods covered thereby. All Taxes shown or required to be shown on filed returns have been paid, except for any not yet due and payable. As of the date hereof, there is no audit, examination, deficiency, or refund litigation or tax claim or any notice of assessment or proposed assessment by the IRS or any other taxing authority, or any other matter in controversy with respect to any Taxes that might result in a determination adverse to PAHC or PA Bank, except as reserved against in the PAHC Financial Statements. All Taxes due with respect to completed and settled examinations or concluded litigation have been properly accrued or paid.

         (b) Except as set forth on Schedule 6.18 hereof, neither PAHC nor PA Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

         (c) To the extent any Taxes are due from, but have not yet been paid by, PAHC or PA Bank for the period or periods beginning January 1, 1999 or thereafter through and including the Effective Time, adequate provision on an estimated basis has been made for the payment of such taxes by establishment of appropriate tax liability accounts on the monthly financial statements of PAHC.

         (d) Deferred Taxes of PAHC and PA Bank have been provided for in accordance with generally accepted accounting principles as in effect on the date of this Agreement.

         (e) The deductions of PA Bank for bad debts taken and the reserve of PA Bank for loan losses for federal income tax purposes at December 31, 1998, were not greater than the maximum amount permitted under the provisions of section 585 of the Code.

         (f) Other than liens arising under the laws of the United States or the Commonwealth of Pennsylvania with respect to Taxes assessed and not yet due and payable, there are no tax liens on any of the properties or assets of PAHC or PA Bank.

         (g) PAHC and PA Bank (i) have timely filed all information returns or reports required to be filed with respect to Taxes, including but not limited to those required by sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of the Code, (ii) have properly and timely provided to all persons, other than taxing authorities, all information reports or other documents (for example, Form 1099s, Form W-2s, and so forth) required to be provided to such persons under applicable law, and (iii) have exercised due diligence in obtaining certified taxpayer identification numbers as required under applicable law.

         (h) The taxable year end of PAHC for federal income tax purposes is, and since the inception of PAHC has continuously been, December 31.

         (i) PAHC and PA Bank have in all material respects satisfied all federal, state, local, and foreign withholding tax requirements including but not limited to income, social security, and employment tax withholding.

         (j) Neither PAHC nor PA Bank (i) is, or has been, a member of a group filing a consolidated, combined, or unitary tax return, other than a group the common parent of which is or was PAHC, or (ii) has any liability for the Taxes of any person (other than PAHC and PA Bank) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     6.19. Consolidated Net Worth. The consolidated net worth of PAHC on the date of this Agreement, as determined in accordance with generally accepted accounting principles but without regard to the change in unrealized gains and losses on securities (net of reclassification adjustment and tax effects) between September 30, 1999 and the date of this Agreement, is not less than the sum of (a) $31,906,000, (b) the proceeds to PAHC of the sale of treasury stock since September 30, 1999, and (c) the proceeds to PAHC of the exercise of stock options to purchase shares of PAHC Common Stock since September 30, 1999.

     6.20. Examinations. To the extent consistent with law, PAHC has heretofore disclosed to NBTB relevant information contained in the most recent safety-and-soundness, compliance, Community Reinvestment Act, and other Reports of Examination with respect to PAHC issued by the Board of Governors and the most recent safety-and-soundness, compliance, Community Reinvestment Act, and other Reports of Examination with respect to PA Bank issued by the OCC. Such information so disclosed consists of all material information with respect to the financial, operational, and legal condition of the entity under examination which is included in such reports.

     6.21. Reports. Since January 1, 1996, each of PAHC and PA Bank has effected all registrations and filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to effect or file with (a) the Board of Governors, (b) the OCC, (c) the FDIC, (d) the United States Department of the Treasury, (e) the Department, (e) the Securities and Exchange Commission, and (f) any other governmental or regulatory authority or agency having jurisdiction over its operations. Each of such registrations, reports, and documents, including the financial statements, exhibits, and schedules thereto, does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

     6.22. FIRA Compliance and Other Transactions with Affiliates. Except as set forth on Schedule 6.22 hereof, (a) none of the officers, directors, or beneficial holders of 5 percent or more of the common stock of PAHC or PA Bank and no person "controlled" (as that term is defined in the Financial Institutions Regulatory and Interest Rate Control Act of 1978) by PAHC or PA Bank

(collectively, "Insiders") has any ongoing material transaction with PAHC or PA Bank on the date of this Agreement; (b) no Insider has any ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with PAHC or PA Bank not in the ordinary course of business; and (c) all other extensions of credit by PAHC or PA Bank to any Insider have heretofore been disclosed in writing by PAHC to NBTB.

     6.23. SEC Registered Securities. Other than the PAHC Common Stock, no equity or debt securities of PAHC or PA Bank are registered or required to be registered under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     6.24. Legal Proceedings. Except as disclosed in the PAHC Financial Statements or as set forth on Schedule 6.24 hereof, there is no claim, action, suit, arbitration, investigation, or other proceeding pending against PAHC or PA Bank before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator" or, to the best of the knowledge of PAHC and PA Bank, threatened or contemplated against or affecting it or its property, assets, interests, or rights, or any basis therefor of which notice has been given, which, if adversely determined, would have a Material Adverse Effect on PAHC or which otherwise could prevent, hinder, or delay consummation of the transactions contemplated by this Agreement.

     6.25. Absence of Governmental Proceedings.  Except as set forth on Schedule
6.25 hereof, neither PAHC nor PA Bank is a party defendant or respondent to any pending legal, equitable, or other proceeding commenced by any governmental agency and, to the best of the knowledge of PAHC and PA Bank, no such proceeding is threatened.

     6.26.  Federal Deposit Insurance.

         (a) The deposits held by PA Bank are insured within statutory limits by the Bank Insurance Fund of the FDIC (the "BIF") pursuant to the provisions of the Federal Deposit Insurance Act, as amended (12 U.S.C. ss. 1811 et seq.) (the "FDI Act"), and PA Bank has paid all regular premiums and special assessments and filed all related reports and statements required under the FDI Act.

         (b) PA Bank is a member of and pays insurance assessments to the BIF. None of the deposits of PA Bank are insured by the Savings Association Insurance Fund of the FDIC (the "SAIF"), and PA Bank pays no insurance assessments to the SAIF.

     6.27. Other Insurance. Each of PAHC and PA Bank carries insurance with reputable insurers, including blanket bond coverage, in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its businesses. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. All premiums to date have been paid in full. Neither PAHC nor PA Bank is in default with respect to any such policy which is material to it.

     6.28.  Labor Matters.

         (a) Neither PAHC nor PA Bank is a party to or bound by any collective bargaining contracts with respect to any employees of PAHC or PA Bank. Since their respective inceptions there has not been, nor to the best of the knowledge of PAHC and PA Bank was there or is there threatened, any strike, slowdown, picketing, or work stoppage by any union or other group of employees against PAHC or PA Bank or any of its premises, or any other labor trouble or other occurrence, event, or condition of a similar character. As of the date hereof, neither PAHC nor PA Bank is aware of any attempts to organize a collective bargaining unit to represent any of its employee groups.

         (b) As of the date hereof, each of PAHC and PA Bank is, to the best of its knowledge, in compliance in all material respects with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title VII of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours; and neither PAHC nor PA Bank is engaged in any unfair labor practice. As of the date hereof, except as set forth on Schedule
6.28 hereof, no dispute exists between PAHC or PA Bank and any of its employee groups regarding any employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of PAHC or PA Bank.

     6.29.  Employee Benefit Plans.

         (a) Schedule 6.29 hereto contains a complete list of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings, and profit-sharing plans, all employment, deferred compensation, consul ting, bonus, and collective bargaining agreements, and group insurance contracts and other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff and vacation plans, contracts, and arrangements and employee benefit plans and agreements, whether or not subject to ERISA, whether formal or informal, whether written or oral, whether legally binding or not, under which any current or former employee of PAHC or PA Bank has any present right to future benefits or payments or under which PAHC or PA Bank has any present or future liability (together, the "PAHC Plans").

         (b) As to each of the PAHC Plans, PAHC has made available to NBTB true, complete, current, and accurate copies of (i) the executed document or documents governing the plan, including the related trust agreement, insurance policy, and summary plan description (or other description in the case of an unwritten plan); (ii) the most recent and prior two years' actuarial and financial report prepared with respect to the plan if it constitutes a "qualified plan" under section 401(a) of the Code; (iii) the Forms 5500 with all schedules for the last three years; (iv) all IRS rulings, determination letters, and any open requests for such rulings and letters that pertain to the plan; and (v) to the extent they pertain to the plan, attorneys' responses to auditors' requests for information for the last three years.

         (c) Except for funding obligations and liabilities to the Pension Benefit Guaranty

Corporation ("PBGC") pursuant to section 4007 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all of which have been fully paid, neither PAHC nor PA Bank has any tax, penalty, or liability with respect to any PAHC Plan under ERISA, the Code, or any other applicable law, regulation, or ruling. As to each PAHC Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof, other than regular accruals and contributions.

         (d) Each PAHC Plan intended to be a "qualified plan" under the Code complies with ERISA and applicable provisions of the Code. Neither PAHC nor PA Bank has any material liability under any PAHC Plan which is not reflected on the PAHC Financial Statements (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation, and anniversary awards, provided that such liabilities are not in any event material). There have not been any "prohibited transactions" with respect to any PAHC Plan within the meaning of section 406 of ERISA or, where applicable, section 4975 of the Code, nor have there been any "reportable events" within section 4043 of ERISA nor any accumulated funding deficiency within section 302 of ERISA or section 402 of the Code. Neither PAHC nor PA Bank nor any entity under common control under section 414(b), (c), or (m) of the Code has or had any obligation to contribute to any multiemployer plan. As to each PAHC Plan that is subject to Title IV of ERISA, the value of assets of such PAHC Plan is at least equal to the present value of the vested and unvested accrued benefits in such PAHC Plan on a termination and ongoing basis, based upon applicable PBGC regulations and the actuarial methods and assumptions used in the most recent actuarial report. Except as set forth on Schedule 6.29 hereof, neither PAHC nor PA Bank has any obligation to provide retiree welfare benefits.

         (e) No action, claim, or demand of any kind has been brought or threatened by any potential claimant or representative of such a claimant under any plan, contract, or arrangement referred to in subsection (a) of this section 6.29, other than routine claims for benefits in the ordinary course, where PAHC or PA Bank may be either (i) liable directly on such action, claim, or demand; or (ii) obligated to indemnify any person, group of persons, or entity with respect to such action, claim, or demand which is not fully covered by insurance maintained with reputable, responsible financial insurers or by a self-insured plan.

     6.30. Compensation. Schedule 6.30 hereto contains a true and correct statement of the names, relationships with PAHC and PA Bank, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ended December 31, 1998 of each director, officer, or other employee of PAHC and PA Bank whose aggregate compensation for the fiscal year ended December 31, 1998 exceeded $60,000 or whose aggregate compensation at present exceeds the rate of $60,000 per annum. Except as set forth on Schedule
6.30 hereto, since December 31, 1998 neither PAHC nor PA Bank has changed the rate of compensation of any of its directors, officers, employees, agents, dealers, or distributors, nor has any PAHC Plan or program been instituted or amended to increase benefits thereunder. Except as set forth on Schedule 6.30 hereto, there is no contract, agreement, plan, arrangement, or understanding covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by PAHC or

PA Bank by reason of section 280G of the Code.

     6.31. Fiduciary Activities. PA Bank engages and, since January 1, 1998, has engaged in (a) no fiduciary or custodial activity that would require its qualification or registration under the laws of any jurisdiction and (b) no advisory activity that would require it to register under the Investment Advisers Act of 1940.

     6.32.  Environmental Liability.

         (a) Except as set forth on Schedule 6.32 hereof, neither PAHC nor PA Bank is in violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment ("Environmental Laws").

         (b) Except as set forth on Schedule 6.32 hereof, neither PAHC, PA Bank, nor, to the best of the knowledge of either of them, any borrower of PAHC or of PA Bank has received notice that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, nor has PAHC or PA Bank or, to the best of the knowledge of either of them, any borrower of PAHC or of PA Bank received any notification that any hazardous waste, as defined by 42 U.S.C. ss. 6903(5), any hazardous substances, as defined by 42 U.S.C. ss. 9601(14), any "pollutant or contaminant," as defined by 42 U.S.C. ss. 9601(33), or any toxic substance, hazar dous materials, oil, or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") that it has disposed of has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law.

         (c) No portion of any real property at any time owned or leased by PAHC or PA Bank (collectively, the "PAHC Real Estate") has been used by PAHC or PA Bank for the handling, processing, storage or disposal of Hazardous Substances in a manner which violates any Environ mental Laws and, to the best of the knowledge of PAHC and PA Bank, no underground tank or other underground storage receptacle for Hazardous Substances is located on any of the PAHC Real Estate. In the course of its activities, neither PAHC nor PA Bank has generated or is generating any hazardous waste on any of the PAHC Real Estate in a manner which violates any Environmental Laws. There has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping (collectively, a "Release") of Hazardous Substances by PAHC or PA Bank on, upon, or into any of the PAHC Real Estate. In addition, to the best of the knowledge of PAHC and PA Bank, except as set forth on Schedule 6.32 hereof, there have been no such Releases on, upon, or into any real property in the vicinity of any of the PAHC Real Estate that, through soil or groundwater contamination, may be located on any of such PAHC Real Estate.

         (d) With respect to any real property at any time held as collateral for any outstanding loan by PAHC or PA Bank (collectively, the "Collateral Real Estate"), except as set forth on Schedule 6.32 hereof, neither PAHC nor PA Bank has since January 1, 1988 received notice from any borrower thereof or third party, and has no knowledge, that such borrower has generated or is generating any hazardous waste on any of the Collateral Real Estate in a manner which violates any Environmental Laws or that there has been any Release of Hazardous Substances by such borrower on, upon, or into any of the Collateral Real Estate, or that there has been any Release on, upon, or into any real property in the vicinity of any of the Collateral Real Estate that, through soil or groundwater contamination, may be located on any of such Collateral Real Estate.

         (e) As used in this section 6.32, each of the terms "PAHC" and "PA Bank" includes the applicable entity and any partnership or joint venture in which it or any of its subsidiaries has an interest.

     6.33. Intangible Property. To the best of the knowledge of PAHC and PA Bank, each of them owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of its business. To the best of the knowledge of PAHC and PA Bank, no material product or service offered and no material trademark, service mark, or similar right used by either of them infringes any rights of any other person, and, as of the date hereof, neither PAHC nor PA Bank has received any written or oral notice of any claim of such infringement.

     6.34. Real and Personal Property. Except as set forth on Schedule 6.34 hereof, and except for property and assets disposed of in the ordinary course of business, each of PAHC and PA Bank possesses good and marketable title to and owns, free and clear of any mortgage, pledge, lien, charge, or other encumbrance or other third party interest of any nature whatsoever which would materially interfere with the business or operations of either PAHC or PA Bank, its real and personal property and other assets, including without limitation those properties and assets reflected in the PAHC Financial Statements as of September 30, 1999, or acquired by PAHC or PA Bank subsequent to the date thereof. The leases pursuant to which PAHC and PA Bank lease real or personal property as lessee are valid and effective in accordance with their respective terms; and there is not, under any such lease, any material existing default or any event which, with the giving of notice or lapse of time or otherwise, would constitute a material default. The real and personal property leased by either PAHC or PA Bank as lessee is free from any adverse claim which would materially interfere with its business or operation taken as a whole. The material properties and equipment owned or leased as lessee by PAHC and PA Bank are in normal operating condition, free from any known defects, except such minor defects as do not materially interfere with the continued use thereof in the conduct of its normal operations.

     6.35.  Loans, Leases, and Discounts.

         (a) To the best of the knowledge of PAHC and PA Bank, each loan, lease, and discount reflected as an asset of PAHC in the PAHC Financial Statements as of September 30, 1999, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms; and no loan, lease, or discount having an unpaid balance (principal and accrued interest) in excess of $50,000, and no outstanding letter of credit or commitment to extend credit having a notional amount in excess of $50,000, is subject to any asserted defense, offset, or counterclaim known to PAHC or PA Bank.

         (b) Except as set forth on Schedule 6.35 hereof, neither PAHC nor PA Bank holds any loans or loan-participation interests purchased from, or participates in any loans originated by, any person other than PAHC or PA Bank.

     6.36. Material Contracts. Neither PAHC nor PA Bank nor any of the assets, businesses, or operations of either of them is as of the date hereof a party to, or is bound or affected by, or receives benefits under any material agreement, arrangement, or commitment not cancelable by it without penalty, other than (a) the agreements set forth on Schedule 6.36 hereof or set forth in one or more other schedules of this Agreement, and (b) agreements, arrangements, or commitments entered into in the ordinary course of its business consistent with past practice, or, if there has been no past practice, consistent with prudent banking practices.

     6.37. Employment and Severance Arrangements. Schedule 6.37 hereof sets forth

         (a) all employment contracts granted by PAHC or PA Bank to any of its officers, directors, shareholders, consultants, or other management officials and any officer, director, shareholder, consultant, or management official of any affiliate providing for increased or acceler ated compensation in the event of a change of control with respect to PAHC or PA Bank or any other event affecting the ownership, control, or management of PAHC or PA Bank; and

         (b)  all   employment   and  severance   contracts,   agreements,   and
arrangements between PAHC or PA Bank and any officer, director, consultant, or other management official of any of them.

     6.38. Material Contract Defaults. All contracts, agreements, leases, mortgages, or commitments referred to in section 6.12(c) hereof are valid and in full force and effect on the date hereof. As of the date of this Agreement and as of the Effective Time, neither PAHC nor PA Bank is or will be in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected or under which it or its assets, business, or operations receive benefits; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     6.39. Capital Expenditures. Except as set forth on Schedule 6.39 hereof, neither PAHC nor PA

Bank has any outstanding commitments to make capital expenditures which in the aggregate exceed $50,000.

     6.40. Repurchase Agreements. With respect to all agreements pursuant to which PAHC or PA Bank has purchased securities subject to an agreement to resell, it has a valid, perfected first lien or security interest in the securities securing the agreement, and the value of the collateral securing each such agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

     6.41.  Internal Controls; Year 2000 Problem.

         (a) Each of PAHC and PA Bank maintains internal controls to provide reasonable assurance to its board of directors and officers that its assets are safeguarded, its records and reports are prepared in compliance with all applicable legal and accounting requirements and with its internal policies and practices, and applicable federal, state, and local laws and regulations are complied with. These controls extend to the preparation of its financial statements to provide reasonable assurance that the statements are presented fairly in conformity with generally accepted accounting principles or, in the case of PA Bank and to the extent different from generally accepted accounting principles, accounting principles mandated by the OCC. The controls contain self- monitoring mechanisms, and appropriate actions are taken on significant deficiencies as they are identified.

         (b) Each of PAHC and PA Bank has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis the risk that certain computer applications used by it or by any of its major suppliers may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 and prior to and after February 28, 2000 (the "Year 2000 Problem"). The Year 2000 Problem will not result, and is not reasonably expected to result, in any Material Adverse Effect on PAHC or PA Bank.

     6.42. Dividends. Neither PAHC nor PA Bank has paid any dividend to its shareholders which caused its regulatory capital to be less than the amount then required by applicable law, or which exceeded any other limitation on the payment of dividends imposed by law, agreement, or regulatory policy.

     6.43.  Brokers and  Advisers.  Except as set forth on Schedule 6.43 hereof,
(a) there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of PAHC or PA Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of PAHC or PA Bank, and (b) neither PAHC nor PA Bank has entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

     6.44.  Interest Rate Risk Management Instruments.

         (a) Schedule 6.44 contains a true, correct, and complete list of all interest-rate swaps, caps, floors, and options agreements and other interest-rate risk management arrangements to which PAHC or PA Bank is a party or by which any of its properties or assets may be bound.

         (b) All interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which PAHC or PA Bank is a party or by which any of its properties or assets may be bound were entered into in the ordinary course of its business and, to the best of its knowledge, in accordance with prudent banking practice and applicable rules, regulations, and regulatory policies and with counterparties believed to be financially
responsible  at  the  time  and  are  legal,   valid,  and  binding  obligations
enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. PAHC and PA Bank have duly performed in all material respects of all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and to the best of the knowledge of PAHC and PA Bank, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     6.45. Accounting Treatment. PAHC is aware of no reason why the Merger will fail to qualify for "pooling of interests" accounting treatment.

     6.46. COBRA Matters. Schedule 6.46 sets forth the name, address, telephone number, social security number, and date of Qualifying Event (as defined in section 603 of ERISA) of each individuals covered under a group health plan that is subject to section 601 of ERISA and sponsored by PAHC or PA Bank or any of their subsidiaries who have experienced a Qualifying Event since June 7, 1998, together with documentation of compliance by PAHC or PA Bank, as the case may be, with applicable notice requirements.

     6.47. Disclosure. No representation or warranty hereunder and no certificate, statement, or other document delivered by PAHC or PA Bank hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to PAHC which reasonably might have a Material Adverse Effect on PAHC or PA Bank which has not been disclosed in the PAHC Financial Statements or a certificate or other document delivered to NBTB by PAHC. All copies of documents delivered to NBTB by PAHC under this Agreement are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

     6.48. Regulatory and Other Approvals. As of the date hereof, PAHC is not aware of any reason why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for (a) consummation of the transactions contemplated by this Agreement, and (b) the continuation after the Effective Time of the business of PAHC and PA Bank as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of PAHC, could have a Material Adverse Effect on PAHC. As of the date hereof, PAHC is not aware of any reason why all material consents and approvals shall not be procured from all other persons and entities whose consent or approval shall be necessary for (y) consummation of the transactions contemplated by this Agreement, or (z) the continuation after the Effective Time of the business of PAHC and PA Bank as such business is carried on immediately prior to the Effective Time.

7.   COVENANTS OF PAHC.

     PAHC covenants and agrees as follows:

     7.1. Rights of Access. In addition and not in limitation of any other rights of access provided to NBTB herein, until the Effective Time PAHC and PA Bank will give to NBTB and to its representatives, including its certified public accountants, KPMG, full access during normal business hours to all of the property, documents, contracts, books, and records of PAHC and PA Bank, and such information with respect to their business affairs and properties as NBTB from time to time may reasonably request.

     7.2. Monthly and Quarterly Financial Statements; Minutes of Meetings and Other Materials.

         (a) PAHC and PA Bank will continue to prepare all of the monthly and quarterly financial statements and financial reports to regulatory authorities for the months and quarterly periods ending between October 1, 1999 and the Effective Time which it customarily prepared during the period between January 1, 1996 and September 30, 1999 and shall promptly provide NBTB with copies of all such financial statements and reports. All of such financial statements and reports, including the related notes, schedules, and memorandum items, will have been prepared in accordance with generally accepted accounting principles consistently applied in all material respects (except that Call Reports may be prepared in accordance with the official instructions applicable thereto at the time of filing).

         (b) PAHC and PA Bank shall promptly provide NBTB with (i) copies of all of its periodic reports to directors and to shareholders, whether or not such reports were prepared or distributed in connection with a meeting of the board of directors or a meeting of the shareholders, prepared or distributed between the date of this Agreement and the Effective Time, and (ii) complete copies of all minutes of meetings of its board of directors and shareholders which meetings take place between the date of this Agreement and the Effective Time, certified by the secretary or cashier or an assistant secretary or assistant cashier of PAHC or PA Bank, as the case may be.

         (c) From the date of this Agreement to the Effective Time, PAHC shall, contemporaneously with its filing with the SEC of any periodic or current report pursuant to section

13 of the Exchange Act, deliver a copy of such report to NBTB.

     7.3. Extraordinary Transactions. Without the prior written consent of NBTB, neither PAHC nor PA Bank will, on or after the date of this Agreement: (a) subject to section 7.9, declare or pay any cash dividends or property dividends with respect to any class of its capital stock, with the exception of (i) subject to the dividend-coordination provisions of section 7.9 of this Agreement, customary periodic cash dividends paid by PAHC to holders of its common stock in amounts not exceeding $0.20 per share per calendar quarter and at intervals that are not shorter than past practice, and (ii) customary cash dividends paid by PA Bank whose amounts have not exceeded past practice and at intervals that are not shorter than past practice; (b) declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any distribution of its capital stock or any other securities (except for issuances of PAHC Common Stock upon exercise of stock options outstanding on the date of this Agreement), or grant any options to acquire such additional securities; (c) either (i) merge into, consolidate with, or sell or otherwise dispose of its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein, or (ii) engage in any discussions concerning such a possible transaction except as explicitly contemplated herein unless the board of directors of PAHC, based upon the advice of Blank Rome Comisky & McCauley LLP, determines in good faith that such action is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law; (d) convert the charter or form of entity of PA Bank from that in existence on the date of this Agreement to any other charter or form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) enter into or assume any one or more commitments to make capital expenditures, any of which individually exceeds $20,000 or which in the aggregate exceed $50,000; (i) except for increases in the ordinary course of business in accordance with past practices, which together with all other compensation rate increases do not exceed 4.5 percent per annum of the aggregate payroll as of September 30, 1999, and except as explicitly contemplated by this Agreement, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (j) except as otherwise required by law, create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit;
(k) enter into any employment or personal services contract with any person or firm, including without limitation any contract, agreement, or arrangement described in section 6.37(a) hereof, except directly to facilitate the transactions contemplated by this Agreement; nor (l) purchase any loans or loan-participation interests from, or participate in any loans originated by, any person other than PAHC or PA Bank.

     7.4. Preservation of Business. Each of PAHC and PA Bank will (a) carry on its business and manage its assets and properties diligently and substantially in the same manner as heretofore; (b) maintain the ratio of its loans to its deposits at approximately the same level as existed at September 30, 1999, as adjusted to allow for seasonal fluctuations of loans and deposits of a kind and amount experienced traditionally by it; (c) manage its investment portfolio in substantially the same manner and pursuant to substantially the same investment policies as in 1997 and 1998, and will take no action to change to any material extent the percentage which its investment portfolio bears to its total assets, or to lengthen to any material extent the average maturity of its investment portfolio, or of any significant category thereof; (d) use commercially reasonable efforts to continue in effect its present insurance coverage on all properties, assets, business, and personnel; (e) use commercially reasonable efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationships with customers and others having business dealings with it; (f) not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound;
(g) conduct its affairs so that at the Effective Time none of its representations and warranties will be inaccurate, none of its covenants and agreements will be breached, and no condition in this Agreement will remain unfulfilled by reason of its actions or omissions; and (h) not amend its articles of incorporation or bylaws.

     7.5. Comfort Letter. At the time of the effectiveness of the Registration Statement, but prior to the mailing of the Joint Proxy Statement, and on the date of the Effective Time, PAHC shall furnish NBTB with a letter from KPMG LLP, in its capacity as the independent auditors of PAHC, in form and substance acceptable to NBTB, stating that (a) they are independent accountants with respect to PAHC within the meaning of the Securities Act and the published rules and regulations thereunder, (b) in their opinion the consolidated financial statements of PAHC included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and (c) a reading of the latest available unaudited consolidated financial statements of PAHC and unaudited financial statements of PA Bank and inquiries of certain officials of PAHC and PA Bank responsible for financial and accounting matters as to transactions and events since the date of the most recent consolidated statement of condition included in their most recent audit report with respect to PAHC did not cause them to believe that (i) such latest available unaudited consolidated financial statements of PAHC are not stated on a basis consistent with that followed in PAHC's audited consolidated financial statements; or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in PAHC's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of PAHC or the consolidated allowance for loan and lease losses of PAHC as compared with the respective amounts shown in the most recent PAHC audited consolidated financial statements. The letter shall also cover such other matters pertaining to PAHC's and PA Bank's financial data and statistical information included in the Registration Statement as may reasonably be requested by NBTB.

     7.6.  Affiliates' Agreements.

         (a) PAHC will furnish to NBTB (i) a list of all persons known to PAHC who at the date of this Agreement and (ii) if different from the list required by section 7.6(a)(i), a list of all persons known to PAHC who at the date of PAHC's special meeting of shareholders to vote upon the transactions contemplated by this Agreement may be deemed to be "affiliates" of PAHC within the meaning of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment.

         (b) PAHC will use commercially reasonable efforts to cause each such "affiliate" of PAHC to deliver to NBTB on or before the date of this Agreement (or, in the case of any person who becomes an "affiliate" of PAHC after the date of this Agreement, not later than ten days after such person becomes an "affiliate" of PAHC) an Affiliates Agreement.

     7.7.  Pooling Treatment.

         (a) PAHC will take no action that would prevent or impede the Merger from qualifying for "pooling of interests" accounting treatment or KPMG from delivering the Pooling Letters.

         (b) PAHC shall deliver to KPMG such certificates or representations as KPMG may reasonably request to enable it to deliver the Pooling Letters.

     7.8. Shareholders' Meeting. PAHC shall hold a meeting of its shareholders in accordance with the BCL as promptly as possible after the effectiveness of the Registration Statement, after at least twenty days' prior written notice thereof to the shareholders of PAHC, to consider and vote upon the adoption of this Agreement. Subject to its fiduciary duty to shareholders, the board of directors of PAHC shall approve this Agreement and recommend to its shareholders that it be adopted.

     7.9. Dividend Coordination. After the date of this Agreement, each of NBTB and PAHC shall coordinate with the other the declaration of any dividends in respect of NBTB Common Stock and PAHC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of PAHC Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of PAHC Common Stock and any shares of NBTB Common Stock any such holder receives in exchange therefor in the Merger.

     7.10.  Inconsistent Activities.

         (a) Subject to subsection (b) of this section 7.10, unless and until the Merger has been consummated or this Agreement has been terminated in accordance  with its  terms,  neither  PAHC  nor PA Bank  will  (a)  solicit  or encourage, directly or indirectly, any inquiries or proposals (each an "Alternative Proposal") to acquire more than 1 percent of the PAHC Common Stock or any capital stock of PA Bank or any significant portion of the assets of either of them (whether by tender offer, merger, purchase of assets, or other transactions of any type) (each an "Alternative Transaction"); (b) afford any third party which may be considering an Alternative Proposal or Alternative Transaction access to its properties, books or records except as required by mandatory provisions of law; (c) enter into any discussions or negotiations for, or enter into any agreement or understanding which provides for, any Alternative Transaction, or (d) authorize or permit any of its directors, officers, employees or agents to do or permit any of the foregoing. If PAHC or PA Bank becomes aware of any Alternative Proposal or of any other matter which could adversely affect this Agreement or the Merger, PAHC and PA Bank shall immediately give notice thereof to NBTB.

         (b) Nothing contained in subsection (a) of this section 7.10 shall prohibit the board of directors of PAHC from furnishing information to or entering into discussions or negotiations with any person that makes an unsolicited bona fide Alternative Proposal if, and only to the extent that, (i) the board of directors of the Company, based upon the advice of Blank Rome Comisky & McCauley LLP, determines in good faith that such action is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person, PAHC provides written notice to NBTB to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, and (iii) PAHC keeps NBTB informed of the status and all material information with respect to any such discussions or negotiations.

         (c) Nothing in subsection (b) of this section 7.10 or in subsection (c) of section 7.3 of this Agreement shall (i) permit PAHC to terminate this Agreement (except as specifically provided in section 11.1 or 11.2 of this Agreement), (ii) permit PAHC or PA Bank to enter into any agreement with respect to an Alternative Transaction for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, PAHC and PA Bank shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Transaction (other than a confidentiality agreement in customary form)), or (iii) affect any other obligation of PAHC or PA Bank under this Agreement.

     7.11. COBRA Obligations. For all individuals covered under a group health plan that is subject to section 601 of ERISA and sponsored by PAHC or PA Bank or any of their subsidiaries, and who experience a Qualifying Event (as defined in section 603 of ERISA) within thirty days of the date of this Agreement, PAHC or PA Bank, as the case may be, shall remain responsible for providing all notices and election forms necessary to comply with ERISA and the Code, and will take all steps necessary to implement elections pursuant to such notices.

     7.12. Updated Schedules. Not less than fifteen business days prior to the Effective Time and as of the Effective Time, PAHC will deliver to NBTB any updates to the schedules to its representations which may be required to disclose events or circumstances arising after the date hereof. Such schedules shall be updated only for the purpose of making the representations and warranties contained in this Agreement to which such part of such schedules relate true and correct in all material respects as of the date such schedule is updated, and the updated schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects as of a date prior to the date of such updated schedule. For purposes of determining whether the condition set forth in section 4.1 to NBTB's obligations have been met, any such updated schedules delivered to NBTB shall be disregarded unless NBTB shall have agreed to accept any changes reflected in such updated schedules.

     7.13. Subsequent Events. Until the Effective Time, PAHC will immediately advise NBTB in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement which (if existing and known at any time prior to or at the Effective Time) would make the performance by PAHC of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to NBTB's obligations under this Agreement not to be fully satisfied.

8.   REPRESENTATIONS AND WARRANTIES OF NBTB.

     NBTB represents and warrants to PAHC as follows:

     8.1. Organization, Powers, and Qualification. NBTB is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. NBTB owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not have a Material Adverse Effect on NBTB. NBTB is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed could result in a Material Adverse Effect on NBTB.

     8.2. Execution and Performance of Agreement. Provided that prior to the Effective Time the shareholders of NBTB approve the Share Increase Amendment and an appropriate Certificate of Amendment is filed with the Delaware Secretary of State reflecting such approval, NBTB has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

     8.3. Binding Obligations; Due Authorization. This Agreement constitutes the valid, legal, and binding obligations of NBTB enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of NBTB. No other corporate proceedings on its part are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

     8.4. Absence of Default. Provided that prior to the Effective Time the shareholders of NBTB approve the Share Increase Amendment and an appropriate Certificate of Amendment is filed with the Delaware Secretary of State reflecting such approval, none of the execution or the delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of NBTB. None of such execution, consummation, or fulfillment will (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any of the property or assets of NBTB pursuant to any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement or other commitment or arrangement of it in respect of which it is an obligor, or (b) if the Merger is approved by the Board of Governors under the BHC Act, or if the Board of Governors waives its jurisdiction over the Holding Company Merger, and if the Bank Merger is approved by the OCC, and if the transactions contemplated by this Agreement are approved by the Department, violate any law, statute, rule, or regulation of any government or agency to which NBTB is subject and which is material to its operations, or (c) violate any judgment, order, writ, injunction, decree, or ruling to which it or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of the transactions contemplated by this Agreement by, notices to, or filings with by the Board of Governors, the OCC, the SEC, state securities commissions, the Department, the Secretary of State of the State of Delaware, and the Secretary of State of the Commonwealth of Pennsylvania.

     8.5.  Capital Structure.

         (a) The authorized capital stock of NBTB as of the date of this Agreement consists of (i) 2,500,000 shares of preferred stock, no par value, stated value $1.00 per share ("NBTB Preferred Stock"), of which, as of the date of this Agreement, no shares are issued or outstanding, and (ii) 15,000,000 shares of NBTB Common Stock, of which, as of the date of this Agreement, 12,440,384 shares have been duly issued and are validly outstanding and fully paid, and 575, 405 additional shares are issued and held in the treasury of NBTB. The aforementioned shares of NBTB Preferred Stock and NBTB Common Stock are the only voting securities of NBTB authorized, issued, or outstanding as of such date.

         (b) None of the shares of NBTB Common Stock has been issued in violation of the preemptive rights of any shareholder.

         (c) As of the date hereof, to the best of the knowledge of NBTB, and except for this Agreement, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of NBTB to vote or to dispose of his, her or its shares of capital stock of NBTB.

     8.6. Books and Records. The books and records of each of NBTB and NBT Bank fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable accounting and legal requirements. Each of NBTB and NBT Bank follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements, including but not limited to the application of the accrual method of accounting for interest income on loans, leases, discounts, and investments, interest expense on deposits and all other liabilities, and all other items of income and expense. Each of NBTB and NBT Bank has made all accruals in amounts which accurately report income and expense in the proper periods in accordance with generally accepted accounting principles. Each of NBTB and NBT Bank has filed all material reports and returns required by any law or regulation to be filed by it.

     8.7. Financial Statements. NBTB has furnished to PAHC its consolidated audited statement of condition as of each of December 31, 1996, December 31, 1997, and December 31, 1998, and its related audited consolidated statement of income, consolidated statement of cash flows, and consolidated statement of changes in stockholders' equity for each of the periods then ended, and the notes thereto, and its consolidated unaudited statement of condition as of September 30, 1999, and its related unaudited consolidated statement of income, consolidated statement of cash flows, and consolidated statement of changes in stockholders' equity for the period then ended, and the notes thereto, each as filed with the SEC (collectively, the "NBTB Financial Statements"). All of the NBTB Financial Statements, including the related notes, (a) except as indicated in the notes thereto, were prepared in accordance with generally accepted accounting principles consistently applied in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), and (b) are in accordance with the books and records of NBTB, (c) fairly reflect the consolidated financial position of NBTB as of such dates, and the consolidated results of operations of NBTB for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (d) reflect, in accordance with generally accepted accounting principles consistently applied in all material respects, adequate provision for, or reserves against, the consolidated loan losses of NBTB as of such dates.

     8.8. Nasdaq Reporting. Trading of NBTB Common Stock is reported on the Nasdaq National Market.

     8.9. Absence of Certain Developments. Since September 30, 1999, there has been (a) no Material Adverse Effect with respect to NBTB, and (b) no material deterioration in the quality of the loan portfolio of NBTB or of any major component thereof, and no material increase in the level of nonperforming assets or nonaccrual loans at NBTB or in the level of its provision for credit losses or its reserve for credit losses.

     8.10. Brokers and Advisers. Other than with respect to MB&D, (a) there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of NBTB in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of NBTB, and (b) NBTB has not entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

     8.11. Disclosure. No representation or warranty hereunder and no certificate, statement, or other document delivered by NBTB hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to NBTB which might materially adversely affect its business, assets, liabilities, financial condition, results of operations, or prospects which has not been disclosed in the NBTB Financial Statements or a certificate or other document delivered by NBTB to PAHC. Copies of all documents delivered to PAHC by NBTB under this Agreement are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

     8.12. Regulatory and Other Approvals. As of the date hereof, NBTB is not aware of any reason why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for (a) consummation of the transactions contemplated by this Agreement, and (b) the continuation after the Effective Time of the business of NBTB as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of NBTB, could have a Material Adverse Effect on NBTB. As of the date hereof, NBTB is not aware of any reason why all material consents and approvals shall not be procured from all other persons and entities whose consent or approval shall be necessary for (y) consummation of the transactions contemplated by this Agreement, or (z) the continuation after the Effective Time of the business of NBTB as such business is carried on immediately prior to the Effective Time.

9.   COVENANTS OF NBTB.

     NBTB covenants and agrees as follows:

     9.1. Rights of Access. From the date hereof to the Effective Time, NBTB shall give to PAHC and to its representatives, including its certified public accountants, KPMG LLP, full access during normal business hours to all of the property, documents, contracts, books, and records of NBTB, and such information with respect to their business affairs and properties as PAHC from time to time may reasonably request.

     9.2. Securities Reports. From the date hereof to the Effective Time, NBTB shall, contemporaneously with the filing with the SEC of any periodic or current report pursuant to section 13 of the Exchange Act, deliver a copy of such report to PAHC.

     9.3. Shareholders' Meeting. NBTB shall hold a meeting of its shareholders in accordance with the GCL as promptly as possible after the effectiveness of the Registration Statement, after at least twenty days' prior written notice thereof to the shareholders of NBTB, to consider and vote upon this Agreement, it being agreed, however, that nothing in this Agreement shall require NBTB to hold a special meeting of its shareholders within the thirty-day period prior to its 2000 annual meeting of shareholders if NBTB proposes for the consideration of its shareholders at such annual meeting that the issuance of shares of NBTB Common Stock pursuant to this Agreement be approved and that this Agreement be ratified. Subject to its fiduciary duty to shareholders, the board of directors of NBTB shall recommend to its shareholders that the issuance of shares of NBTB Common Stock pursuant to this Agreement be approved and that this Agreement be ratified.

     9.4. Nasdaq Approval. NBTB shall use its commercially reasonable efforts to cause the shares of NBTB Common Stock to be issued in the Merger to be approved for inclusion on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

     9.5. Options. At or prior to the Effective Time, NBTB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NBTB Common Stock for delivery upon exercise of options to purchase PAHC Common Stock assumed by it in accordance with section 1.11 hereof. NBTB shall use commercially reasonable efforts to maintain the effectiveness of the registration statement that pertains to the shares subject to such options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. NBTB shall at and after the Effective Time have reserved sufficient shares of NBTB Common Stock for issuance with respect to such options. NBTB shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares.

     9.6. Indemnification of Directors and Officers. Following the Effective Time NBTB will take no action to abrogate or diminish any right accorded under the articles of incorporation or by-laws of PAHC as they existed immediately prior to the Effective Time to any person who, on or prior to the Effective Time, was a director or officer of PAHC to indemnification from or against losses, expenses, claims, demands, damages, liabilities, judgments, fines, penalties, costs, expenses (including without limitation reasonable attorneys fees) and amounts paid in settlement pertaining to or incurred in connection with any threatened or actual action, suit, claim, or proceeding (whether civil, criminal, administrative, arbitration, or investigative) arising out of events, matters, actions, or omissions occurring on or prior to the Effective Time. To the extent not provided by the foregoing, following the Effective Time and to the extent permitted by law, all rights to such indemnification accorded under the articles of incorporation and by-laws of PAHC to any person who, on or prior to the Effective Time, was a director or officer of PAHC shall survive the Effective Time and, following the Merger, to the extent permitted by law, NBTB will honor such obligations in accordance with their terms with respect to events, acts, or omissions occurring prior to the Effective Time.

     9.7. Subsequent Events. Until the Effective Time, NBTB will immediately advise PAHC in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement which (if existing and known at any time prior to or at the Effective Time) would make the performance by NBTB of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to PAHC's obligations under this Agreement not to be fully satisfied.

10.  CLOSING.

     10.1. Place and Time of Closing. Closing shall take place at the principal executive offices of NBTB or at such other place as the parties choose, commencing at 9:00 a.m., local time, on the date of the Effective Time, provided that all conditions precedent to the obligations of the parties hereto to close have then been met or waived.

     10.2. Events To Take Place at Closing. At the Closing, the following actions will be taken:

         (a) Such certificates and other documents as are required by this Agreement to be executed and delivered at or prior to the Effective Time and have not been so executed and delivered, and such other certificates and documents as are mutually deemed by the parties to be otherwise desirable for the effectuation of the Closing, will be so executed and delivered; and then

         (b) the First Merger and the issuance of shares incident thereto shall be effected; provided, however, that the administrative and ministerial aspects of the issuance of shares incident to the Merger will be settled as soon thereafter as shall be reasonable under the circumstances; and then

         (c) the Second Merger and the Bank Merger shall be effected.

11.  TERMINATION, DAMAGES FOR BREACH, WAIVER, AND AMENDMENT.

     11.1. Termination by Reason of Lapse of Time. This Agreement may be terminated by any party on or after July 31, 2000, by instrument duly authorized and executed and delivered to the other parties, unless (a) the Effective Time shall have occurred on or before such date or (b) the failure of the Effective Time to have occurred on or before such date has been due to the failure of the party seeking to terminate this Agreement to perform or observe its covenants and agreements as set forth herein.

     11.2. Grounds for Termination. This Agreement may be terminated by written notice of termination at any time before the Effective Time (whether before or after action by shareholders of PAHC or NBTB):

         (a) by mutual consent of the parties hereto;

         (b) by NBTB, upon written notice to PAHC given at any time (i) if any of the representations and warranties of PAHC contained in section 6 hereof was materially incorrect when made, or (ii) in the event of a material breach or material failure by PAHC of any covenant or agreement of PAHC contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to PAHC, and which inaccuracy, breach, or failure, if continued to the Effective Time, would result in any condition set forth in section 4 hereof not being satisfied;

         (c) by PAHC, upon written notice to NBTB given at any time (i) if any of the representations and warranties of NBTB contained in section 8 hereof was materially incorrect when made, or (ii) in the event of a material breach or material failure by NBTB of any covenant or agreement of NBTB contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to NBTB, and which inaccuracy, breach, or failure, if continued to the Effective Time, would result in any condition set forth in section 4 hereof not being satisfied or (iii) if the board of directors of PAHC, based upon the advice of Blank Rome Comisky & McCauley LLP, determines in good faith that such termination is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law by reason of an Alternative Proposal being made; provided that PAHC shall notify NBTB promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Alternative Proposal, but in no event shall such notice be given less than 48 hours prior to the public announcement of PAHC's termination of this Agreement;

         (d) by PAHC, in accordance with the following provisions:

                    (i)  at  any  time  during  the  three-business-day   period
beginning on the Determination Date, if both of the following conditions are satisfied, subject, however, to subsection 11.2(d)(ii):

                           (A) The Average  Closing  Price is less than  $15.00;
and

                           (B) The number,  expressed as a percentage,  obtained
by dividing the Average Closing Price by $16.75 is more than 15 percentage points less than the Index Differential.

                    (ii) If PAHC chooses to exercise its right  pursuant to this section 11.2(d), it shall give immediate written notice thereof to NBTB. During the three-business-day period commencing with receipt of such notice, NBTB shall have the option to agree that the Exchange Ratio shall be $15.00 divided by the Average Closing Price. If NBTB so elects within such three-business-day period, it shall give immediate written notice thereof to PAHC, whereupon no termination shall have occurred pursuant to this section 11.2(d) and this Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio shall be $15.00 divided by the Average Closing Price).

                    (iii) Definitions. The following terms used in this section 11.2(d) shall have the meanings set forth in this Subparagraph (iii).

                           (A)  Determination  Date.  The seventh  business  day
preceding the Effective Time.

                           (B) Index  Price.  For any member of the Index Group,
the Average Closing Price calculated using, instead of NBTB Common Stock, the common stock of that member of the Index Group.

                           (C)  Index  Differential.  The sum of the  respective
numbers (expressed as percentages), for each of the members of the Index Group, obtained by multiplying the weighting (as set forth in section 11.2(d)(iii)(D)) of that member of the Index Group times the quotient of the Index Price for that member of the Index Group divided by the Base Price (as set forth in section 11.2(d)(iii)(D)) for that member of the Index Group.

                           (D) Index Group.  The twenty  companies listed below,
the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal between the day before the date of the execution of this Agreement and the Determination Date for any such company to be Acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to Acquire that company is announced between the day before the date of the execution of this Agreement and the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Index Price. The twenty companies and the weights attributed to them are as follows:


     Company                                                  Weighting            Base Price
-----------------------------------------------------------------------            ----------
Arrow Financial Corporation, Glens Falls, NY                     4.051%              $20.2500
BSB Bancorp, Inc., Binghamton, NY                                5.622%              $20.9375
BT Financial Corporation, Johnstown, PA                          9.340%              $22.3750
CCBT Bancorp, Inc., Hyannis, MA                                  3.532%              $15.1250
Century Bancorp, Inc., Medford, MA                               1.589%              $16.8750
Community Bank System, Inc., Dewitt, NY                          4.796%              $25.5625
Community Banks, Inc., Millersburg, PA                           4.020%              $22.4375
F&M Bancorp, Frederick, MD                                       5.810%              $23.6250
Granite State Bankshares, Inc., Keene, NH                        3.325%              $21.8750
Harleysville National Corporation, Harleysville, PA              6.706%              $32.2500
Independent Bank Corp., Rockland, MA                             4.922%              $13.3750
National Penn Bancshares, Inc., Boyertown, PA                   12.082%              $25.8750
Sandy Spring Bancorp, Inc., Olney, MD                            6.765%              $26.7500
State Bancorp, Inc., New Hyde Park, NY                           2.805%              $13.3125
Sterling Bancorp, New York, NY                                   3.810%              $18.1250
Suffolk Bancorp, Riverhead, NY                                   4.350%              $27.3125
Sun Bancorp, Inc., Vineland, NJ                                  3.010%              $11.3750
U.S.B. Holding Co., Inc., Orangeburg, NY                         6.282%              $15.0625
Washington Trust Bancorp, Inc., Westerly, RI                     5.095%              $17.8125
Yardville National Bancorp, Mercerville, NJ                      2.088%              $12.0000

                                                               -------
                                                               100.000%
                                                               =======



                     (E) Acquire. A company within the Index Group is deemed to have been "Acquired" in any combination in which, immediately thereafter, its equity holders do not control more than 50 percent of the equity of the entity resulting from the combination;

         (e) by either NBTB or PAHC upon written notice given to the other if the board of directors of either NBTB or PAHC shall have determined in its sole judgment made in good faith, after due consideration and consultation with counsel, that the Merger has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the State of New York or the Commonwealth of Pennsylvania to restrain or invalidate the transactions contemplated by this Agreement;

         (f) by either NBTB or PAHC upon written notice given to the other if any of the approvals referred to in section 3.1 (other than approvals that relate solely to the Bank Merger) are denied and such denial has become final and nonappealable;

         (g) by either NBTB or PAHC upon  written  notice  given to the other if
(i) the shareholders of either NBTB or PAHC shall have voted on and failed to adopt this Agreement, at the meeting of such shareholders called for such purpose, or (ii) the shareholders of NBTB shall have voted on and failed to approve the Share Increase Amendment; or

         (h) by either NBTB or PAHC upon written notice given to the other if NBTB shall have been advised by KPMG that KPMG is unable to deliver its favorable opinion under section 4.10 of this Agreement due to the action of a party or one or more of the affiliates, directors, officers, or shareholders of that party.

     11.3. Effect of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of section 11.1 or section 11.2, this Agreement shall become void and have no force or effect, without any liability on the part of NBTB, PAHC, PA Bank, or their respective directors or officers or shareholders, in respect of this Agreement. Notwithstanding the foregoing, (a) as provided in section 12.4 of this Agreement, the confidentiality agreement contained in that section shall survive such termination; (b) the provisions of sections 11.3(b), 11.3(c), 12.1, and 12.11 shall survive; (c) if such termination is a result of any of the representations and warranties of a party being materially incorrect when made or a result of the material breach or material failure by a party of a covenant or agreement hereunder, such party whose representations and warranties were materially incorrect or who materially breached or failed to perform its covenant or agreement shall be liable in the amount of $500,000 to the other party or parties hereto that are not affiliated with it; and (d) if

                    (i) such termination is pursuant to section 11.2(c)(iii) of this Agreement, or if

                    (ii) this Agreement is terminated for any reason specified in section 11.2(b)(ii) of this Agreement and a definitive agreement with respect to an Alternative Proposal is executed by PAHC or PA Bank within one year after such termination, then in either case, and in addition to any amount payable or paid under subsection (c) of this section 11.3, PAHC shall be liable to NBTB for liquidated damages in the further amount of $3,000,000, which amount will be payable to NBTB in immediately available funds within two business days after such amount becomes due. PAHC acknowledges that the agreements contained in subsection (d) of this section 11.3 are an integral part of the transactions contemplated in this Agreement and that, without these agreements, NBTB would not enter into this Agreement.

     11.4. Waiver of Terms or Conditions. Any of the terms or conditions of this Agreement, to the extent legally permitted, may be waived at any time prior to the Effective Time by the party which is, or whose shareholders are, entitled to the benefit thereof, by action taken by that party (if an individual) or by the board of directors of such party (if a corporation), or by its chairman, or by its president; provided that such waiver shall be in writing and shall be taken only if, in the judgment of the party, board of directors, or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to it or to the shareholders of its or his corporation; and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

     11.5. Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the exhibits hereto may be amended, supplemented, or interpreted at any time prior to the Effective Time by written instrument duly authorized and executed by each of the parties hereto; provided, however, that (except as specifically provided herein or as may be approved by such shareholders) this Agreement may not be amended after:

         (a) the action by shareholders of PAHC in any respect that would change
(i) the amount or kind of shares, obligations, cash, property, or rights to be received in exchange for or on conversion of the PAHC Common Stock; (ii) any term of the certificate of incorporation of NBTB to be effected by the Merger; or (iii) any of the terms and conditions of this Agreement if the change would adversely affect the shareholders of PAHC, or

         (b) the action by shareholders of NBTB in any respect that would change
(i) the amount or kind of shares, obligations, cash, property, or rights to be received in exchange for the NBTB Common Stock to be delivered in the Merger;
(ii) any term of the certificate of incorporation of NBTB to be effected by the Merger; or (iii) any of the terms and conditions of this Agreement if the change would adversely affect the shareholders of NBTB.

12.  GENERAL PROVISIONS.

     12.1. Allocation of Costs and Expenses. Except as provided in this section, each party hereto shall pay its own fees and expenses, including without limitation the fees and expenses of its own counsel and its own accountants and tax advisers, incurred in connection with this Agreement and the transactions contemplated thereby. For purposes of this section, (i) the cost of printing the Joint Proxy Statement shall be apportioned between NBTB and PAHC based upon the number of copies each shall request to be printed, (ii) the cost of delivering the Joint Proxy Statement and other material to be transmitted to shareholders of NBTB shall be deemed to be incurred on behalf of NBTB, (iii) the cost of delivering the Joint Proxy Statement and other material to be transmitted to shareholders of PAHC shall be deemed to be incurred on behalf of PAHC, (iv) the cost of registering under federal and state securities laws the stock of NBTB to be received by the shareholders of PAHC shall be deemed to be incurred on behalf of NBTB, and (v) the cost of procuring the tax opinion referred to in section
3.4 of this Agreement shall be deemed to be incurred on behalf of PAHC.

     12.2.  Mutual Cooperation.

         (a) Subject to the terms and conditions herein provided, each party shall use its best efforts, and shall cooperate fully with the other party, in expeditiously carrying out the provisions of this Agreement and in expeditiously making all filings and obtaining all necessary governmental approvals, and as soon as practicable shall execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and do or cause to be done all additional things necessary, proper, or advisable under applicable law to consummate and make effective on the earliest practicable date the transactions contemplated hereby.

         (b) NBTB and PAHC shall promptly prepare and file with the SEC the Joint Proxy Statement, and NBTB shall promptly prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement will be included as a prospectus. NBTB and PAHC shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each party will supply in a timely fashion such information concerning such party as shall be necessary or appropriate for inclusion in the Joint Proxy Statement and Registration Statement.

     12.3. Form of Public Disclosures. NBTB and PAHC shall mutually agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby.

     12.4. Confidentiality. NBTB, PAHC, and their respective subsidiaries shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the trans actions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement. Neither NBTB, PAHC, nor their respective subsidiaries shall use any of such informa tion for any other purpose, including, without limitation, the competitive detriment of any other party. NBTB and PAHC shall maintain as strictly confidential all information each of them learns from the other and shall, at any time after termination of this Agreement in accordance with the terms thereof, upon the request of the other, return promptly to it all documentation provided by it or made available to third parties. Each of the parties may disclose such information to its respective affiliates, counsel, accountants, tax advisers, and consultants, provided that such parties are advised of the confidential nature of such information and agree to be bound by the terms of this section
12.4. The confidentiality agreement contained in this section 12.4 shall remain operative and in full force and effect, and shall survive the termination of this Agreement.

     12.5.  Claims of Brokers.

         (a) PAHC shall indemnify, defend, and hold NBTB harmless for, from, and against any claim, suit, liability, fees, or expenses (including, without limitation, attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its acts in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to NBTB.

         (b) NBTB shall indemnify, defend, and hold PAHC harmless for, from, and against any claim, suit, liability, fees, or expenses (including, without limitation, attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its acts in connection with any of the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to PAHC.

     12.6.  Information for Applications and Registration Statement.

         (a) Each party represents and warrants that all information concerning it which is included in any statement and application (including the Registration Statement) made to any governmental agency in connection with the transactions contemplated by this Agreement shall not, with respect to such party, contain an untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The party so representing and warranting will indemnify, defend, and hold harmless the other, each of its directors and officers, each underwriter and each person, if any, who controls the other within the meaning of the Securities Act, for, from and against any and all losses, claims, suits, damages, expenses, or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act and the Exchange Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each party agrees at any time upon the request of the other to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report, or other application or statement, and confirming that the information contained in such document was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this section 12.6(a) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the other parties, and shall survive the termination of this Agreement or the consummation of the transactions contemplated thereby.

         (b) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement contained in section 12.6(a) of this Agreement is for any reason held by a court of competent jurisdiction to be unenforceable as to any or every party, then the parties in such circumstances shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claims asserted) to which any party may be subject in such proportion as the court of law determines based on the relative fault of the parties.

     12.7.  Standard of Materiality and of Material Adverse Effect.

         (a) For purposes of sections 4, 6, and 7 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 3 percent of the shareholders' equity of PAHC as of September 30, 1999, as determined in accordance with generally accepted accounting principles.

         (b) For purposes of sections 5, 8, and 9 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 3 percent of the shareholders' equity of NBTB as of September 30, 1999, as determined in accordance with generally accepted accounting principles.

         (c) For other purposes and, notwithstanding subsections (a) and (b) of this section 11.7, when used anywhere in this Agreement with explicit reference to any of the federal securities laws or to the Proxy Statement or the Registration Statement, the terms "material" and "materially" shall be construed and understood in accordance with standards of materiality as judicially determined under the federal securities laws.

         (d) The term "Material Adverse Effect" wherever used in this Agreement shall mean, with respect to a person, a material adverse effect on the business, results of operations, financial condition or prospects of such person and its subsidiaries taken as a whole or a material adverse effect on such person's ability to consummate the transactions contemplated hereby on a timely basis; provided, that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced person the cause of which is (i) any change in banking laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) any action or omission of PAHC or any of its subsidiaries taken with the prior written consent of NBTB, or of NBTB or any of its subsidiaries taken with the prior written consent of PAHC, or (iv) any changes in general economic conditions affecting banks or their holding companies.

     12.8. Adjustments for Certain Events. Anything in this agreement to the contrary notwithstanding, all prices per share, share amounts, per-share amounts, and exchange ratios referred to in this Agreement (including without limitation section 11.2(d) of this Agreement) shall be appropriately adjusted to account for stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, but not for normal and recurring cash dividends declared or paid in a manner consistent with the established practice of the payer.

     12.9. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

     12.10. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to each other and their undertakings vis-a-vis each other on the subject matter hereof. Any previous agreements or understandings among the parties regarding the subject matter hereof are merged into and superseded by this Agreement. Nothing in this Agreement express or implied is intended or shall be construed to confer upon or to give any person, other than NBTB, Newco, PAHC, and their respective shareholders, any rights or remedies under or by reason of this Agreement.

     12.11. Survival of Representations, Warranties, and Covenants. None of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Stock Option Agreement, the employment agreement described in section 4.8 hereof, and the change-in-control agreements described in section 5.5 hereof, each of which shall terminate in accordance with its terms), shall survive the Effective Time, except for sections 9.6, 12.4, 12.6, and those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     12.12. Section Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization, or any other entity.

     12.13. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to NBTB:

             NBT Bancorp Inc.
             52 South Broad Street
             Norwich, New York  13815

             Attention:     Mr. Daryl R. Forsythe
                            President and Chief Executive Officer

With a required copy to:

             Brian D. Alprin, Esq.
             Duane, Morris & Heckscher LLP
             1667 K Street, N.W., Suite 700
             Washington, D.C.  20006

If to PAHC or PA Bank:

             Pioneer American Holding Company Corp.
             41 North Main Street
             Carbondale, Pennsylvania 18407

             Attention:       Mr. John W. Reuther
                              President and Chief Executive Officer

With a required copy to:

             Lawrence R. Wiseman, Esq.
             Blank Rome Comisky & McCauley LLP
             One Logan Square
             Philadelphia, Pennsylvania 19103-6998

             All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

             12.14. Choice of Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof, except that the BCL (in the case of PAHC) shall govern with respect to the terms and conditions of the Merger, the approval and effectiveness thereof, and the authorization, cancellation, or issuance of the stock or options of PAHC with respect thereto. The parties hereby designate the Chancery Court in New Castle County, Delaware to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of Delaware. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

             12.15. Knowledge of a Party. References in this Agreement to the knowledge of a party shall mean the actual knowledge possessed by the present executive officers of such party.

             12.16. Binding Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  NBT BANCORP INC.

                                  By:              DARYL R. FORSYTHE
                                           -------------------------------------
                                                   Daryl R. Forsythe
                                           President and Chief Executive Officer

                                  By:              JOHN D. ROBERTS
                                           -------------------------------------
                                                   John D. Roberts
                                            Senior Vice President and Secretary

                                  LEVON ACQUISITION COMPANY

                                  By:              DARYL R. FORSYTHE
                                           -------------------------------------
                                                   Daryl R. Forsythe
                                           President and Chief Executive Officer

                                  By:              JOHN D. ROBERTS
                                           -------------------------------------
                                                   John D. Roberts
                                                      Secretary
                                       56

                                  PIONEER AMERICAN HOLDING
                                  COMPANY CORP.


                                  By:               JOHN W. REUTHER
                                           -------------------------------------
                                                    John W. Reuther
                                           President and Chief Executive Officer

                                  By:               ANTOINETTE STICKER
                                           -------------------------------------
                                                    Antoinette Sticker
                                                        Secretary

----------------------------------------------------------)
State of New York                                         )
                                                          )        ss.
County of Chenango                                        )
                                                          )
----------------------------------------------------------)

          On this seventh day of December, 1999, before me personally appeared Daryl R. Forsythe, to me known to be the President and Chief Executive Officer of NBT Bancorp Inc., and John D. Roberts, to me known to be the Senior Vice President and Secretary of NBT Bancorp Inc., and each acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath each stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

          In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.

                DAVID R. THELEMAN
         -------------------------------
                  Notary Public

                DAVID R. THELEMAN
        Notary Public, State of New York
            Broome County, # 4940266
         Commission Expires Aug. 8, 2000

----------------------------------------------------------)
State of New York                                         )
                                                          )        ss.
County of Chenango                                        )
                                                          )
----------------------------------------------------------)

          On this seventh day of December, 1999, before me personally appeared Daryl R. Forsythe, to me known to be the President and Chief Executive Officer of Levon Acquisition Company, and John D. Roberts, to me known to be the Secretary of Levon Acquisition Company, and each acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath each stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

          In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.

                  DAVID R. THELEMAN
            ----------------------------
                    Notary Public

                DAVID R. THELEMAN
         Notary Public, State of New York
             Broome County, # 4940266
          Commission Expires Aug. 8, 2000

----------------------------------------------------------)
Commonwealth of Pennsylvania                              )
                                                          )        ss.
County of Lackawanna                                      )
                                                          )
----------------------------------------------------------)

          On this seventh day of December, 1999, before me personally appeared John W. Reuther, to me known to be the President and Chief Executive Officer of Pioneer American Holding Company Corp., and Antoinette Sticker, to me known to be the Secretary of Pioneer American Holding Company Corp., and each acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath each stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

          In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.



                   LISA ANN BUCHINSKI
               --------------------------
                      Notary Public

                      Notarial Seal
             Lisa Ann Buchinski, Notary Public
              Carbondale, Lackawanna County
           My Commission Expires Oct. 16, 2000

           The undersigned members of the Board of Directors of Pioneer American Holding Company Corp. ("PAHC"), acknowledging that NBT Bancorp Inc. ("NBTB") has relied upon the action heretofore taken by the board of directors in entering into the Agreement, and has required the same as a prerequisite to NBTB's execution of the Agreement, do individually and as a group agree, subject to their fiduciary duties to shareholders, to support the Agreement and to recommend its adoption by the other shareholders of PAHC.

           The undersigned do hereby, individually and as a group, until the Effective Time or termination of the Agreement, further agree to refrain from soliciting or, subject to their fiduciary duties to shareholders, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of PAHC or PA Bank, National Association.

           JOSEPH G. NASSER                           MICHAEL M. MURPHY
----------------------------------------       ---------------------------------

            R. CHOJNOWSKI                              JOHN W. WALSKI
----------------------------------------       ---------------------------------

         ELDORE SEBASTIANELLI                        GENE E. GOLDENZIEL
----------------------------------------       ---------------------------------

            JOHN W. REUTHER                      MARGARET O'CONNOR-FLETCHER
----------------------------------------       ---------------------------------

                                  SCHEDULE 1.10

                               Richard Chojnowski
                               Gene E. Goldenziel
                                Michael M. Murphy
                                Joseph G. Nasser
                             William K. Nasser, Sr.
                             William K. Nasser, Jr.
                          Margaret L. O'Connor-Fletcher
                                 John W. Reuther
                              Eldore Sebastianelli
                                 John W. Walski